As filed with the Securities and Exchange Commission on July 26 , 2011
Registration No. 333-174109

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON D.C. 20549

AMENDMENT NO.  2 TO THE
FORM S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ANYTHINGIT INC.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation or organization)

7379
(Primary Standard Industrial Classification Code Number)

22-3767312
(I.R.S. Employer Identification Number)

17-09 Zink Place
Unit 1
Fair Lawn, NJ  07410
(877) 766-3050
(Address, including zip code, and telephone number,
including area code, of registrant's principal executive offices)

Mr. David Bernstein
Chief Executive Officer
AnythingIT Inc.
17-09 Zink Place
Unit 1
Fair Lawn, NJ  07410
(877) 766-3050
(Name, address, including zip code, and telephone number,
including area code, of agent for service)
———————
with a copy to:

James M. Schneider, Esq.
Schneider Weinberger LLP
2200 Corporate Boulevard N.W., Suite 210
Boca Raton, Florida 33431
telephone (561) 362-9595
telecopier (561) 362-9612

As soon as practicable after this registration statement becomes effective
(Approximate date of commencement of proposed sale to the public)

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company:

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☑

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration fee(5)

Common stock, par value $0.01 per share 1	16,962,500	$0.10	$1,692,250	$197
Common stock, par value $0.01 per share 2	8,332,500	$0.15	1,249,875	145
Common stock, par value $0.01 per share 3	5,912,500	$0.25	1,478,125	172
Common stock, par value $0.01 per share 4	8,090,460	$0.10	809,046	94
Total	39,297,960			$608
———————
1
Includes 15,875,000 shares which are presently outstanding and 1,087,500 shares issuable upon the exercise of the placement agent warrants.  The offering price has been estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(o). Our common stock is not quoted or listed on any trading market.  In accordance with Rule 457; the offering price was determined by the price of the shares that were sold to our stockholders in recent private offerings.  The offering price of $0.10 per share is a fixed price at which the selling security holders may sell their shares until our common stock is quoted on the OTC Bulletin Board, at which time the shares may be sold at prevailing market prices or privately negotiated prices. There can be no assurance that a market maker will agree to file the necessary documents with the Financial Industry Regulatory Authority, which operates the OTC Bulletin Board, nor can there be any assurance that such an application for quotation will be approved.

2	Represents shares of common stock issuable upon the exercise of common stock purchase warrants with an exercise price of $0.15 per share.

3	Represents shares of common stock issuable upon the exercise of common stock purchase warrants with an exercise price of $0.25 per share.

4
Represents shares of our common stock issuable as interest payments and shares of our common stock issuable upon the conversion of principal due under 12% convertible promissory notes which are convertible at $0.10 per share.

5	Previously paid.

To the extent permitted by Rule 416, this registration statement also covers such additional number of shares of common stock as may be issuable as a result of the anti-dilution provisions of the warrants and 12% convertible promissory notes in the event of stock splits, stock dividends or similar transactions.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

SUBJECT TO COMPLETION, DATED JULY 26 , 2011

PROSPECTUS

AnythingIT Inc.

39,297,960 shares of Common Stock

This prospectus relates to periodic offers and sales of 39,297,960 shares of our common stock by the selling security holders, including 16,962,500 shares of our common stock which are presently outstanding or issuable upon the exercise of the placement agent warrants, 8,090,460 issuable as payment of interest and upon the conversion of our 12% convertible promissory notes and 14,245,000 shares of our common stock issuable upon the possible exercise of warrants with exercise prices ranging from $0.15 to $0.25 per share.

We will not receive any proceeds from the sale of the shares by the selling security holders.  To the extent the warrants are exercised on a cash basis, we will receive proceeds of the exercise price.

Our common stock is presently not quoted or listed on any trading market. The selling security holders have not engaged any underwriter in connection with the sale of their shares of common stock.  The shares of our common stock  may be offered and sold by selling security holders at a fixed price of $0.10 per share until our common stock is quoted on the OTC Bulletin Board  and thereafter at prevailing market prices or privately negotiated prices or in transactions that are not in the public market. There can be no assurances that a market maker will agree to file the necessary documents with the Financial Industry Regulatory Authority (“FINRA”), which operates the OTC Bulletin Board, nor can there be any assurance that such an application for quotation will be approved. We have agreed to bear the expenses relating to the registration of the shares of the selling security holders.

For a description of the plan of distribution of these shares, please see page 29 of this prospectus.
____________________

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 3 of this prospectus to read about the risks of investing in our common stock.

____________________

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

____________________

The date of this prospectus is ______, 2011

ABOUT THIS PROSPECTUS

You should only rely on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

OTHER PERTINENT INFORMATION

We maintain our web site at www.anythingit.com. Information on this web site is not a part of this prospectus.

All share and per share information contained herein gives effect to a 50:1 forward stock split of our outstanding common stock effective in June 2010.

Unless specifically set forth to the contrary, when used in this prospectus the terms “AnythingIT", "we", "us", "our" and similar terms refer to AnythingIT Inc., a Delaware corporation.

PROSPECTUS SUMMARY

About Us

We are a provider of green technology solutions to the information technology (IT) industry, managing the equipment needs of our government and commercial clients by buying, reselling, or recycling, in an environmentally and regulatory compliant manner, computers and other technology hardware.

Our principal executive offices are located at 17-09 Zink Place, Unit 1, Fair Lawn, NJ  07410 and our telephone number is (877) 766-3050. Our fiscal year end is June 30.

SUMMARY OF THE OFFERING

This prospectus covers the resale of a total of 39,297,960 shares of our common stock by the selling security holders, including 16,962,500 shares of our common stock which are presently outstanding or issuable upon the exercise of placement agent warrants, 8,090,460 issuable as payment of interest and upon the conversion of our 12% convertible promissory notes and 14,245,000 shares of our common stock issuable upon the possible exercise of warrants with exercise prices ranging from $0.15 to $0.25 per share.

Our common stock is presently not quoted or listed on any trading market. The selling security holders have not engaged any underwriter in connection with the sale of their shares of common stock.  The shares of our common stock  may be offered and sold by selling security holders at a fixed price of $0.10 per share until our common stock is quoted on the OTC Bulletin Board  and thereafter at prevailing market prices or privately negotiated prices or in transactions that are not in the public market. At such time as our common stock is quoted on the OTC Bulletin Board, selling security holders may resell their shares from time-to-time, including through broker-dealers, at prevailing market prices. There can be no assurance that a market maker will agree to file the necessary documents with FINRA, which operates the OTC Bulletin Board, nor can there be any assurance that such an application for quotation will be approved. We will not receive any proceeds from the resale of our shares by the selling security holders. To the extent the warrants are exercised on a cash basis, we will receive the exercise price of the warrants.  We will pay all of the fees and expenses associated with registration of the shares covered by this prospectus.

Common Stock:
Outstanding Prior to this Offering:	104,458,636 shares of common stock on July 15, 2011.

Common Stock Reserved:
An aggregate of 35,422,960 shares of our common stock, including 1,087,500 shares issuable upon the exercise of the placement agent warrants, 8,090,460 shares issuable upon the possible conversion of 12% convertible promissory notes and as interest payments on these notes, 12,000,000 shares reserved for issuance under our 2010 Equity Compensation Plan and 14,245,000 shares issuable upon the exercise of warrants with exercise prices ranging from $0.15 to $0.25 per share. The resale of 23,422,960 shares issuable upon the exercise of the placement agent warrants, as interest and upon conversion of the 12% convertible promissory notes and upon the exercise of warrants are covered by this prospectus.

Common Stock
Outstanding After this Offering:
127,881,596 shares of common stock, assuming the issuance of 1,087,500 shares upon the exercise of the placement agent warrants, 8,090,460 shares of our common stock upon as interest and upon the conversion of the 12% convertible promissory notes and 14,245,000 shares of our common stock issuable upon the exercise of common stock purchase warrants at exercise prices ranging from $0.15 to $0.25 per share, the resale of which is covered by this prospectus, but giving no effect to the possible issuance of shares under our 2010 Equity Compensation Plan.

SELECTED FINANCIAL DATA

The following summary of our financial information for the years ended June 30, 2010 and 2009 and the nine month periods ended March 31, 2011 and 2010 (unaudited) which have been derived from, and should be read in conjunction with, our financial statements included elsewhere in this prospectus.

Income Statement Data:

	Year Ended June 30,		Nine Months Ended March 31,
	2010	2009	2011	2010
			(unaudited)
Net sales	$4,278,095	$2,592,065	$3,503,806	$3,347,387
Gross profit	2,283,026	1,240,089	1,897,507	1,721,710
Total operating expenses	1,726,172	4,599,851	1,665,969	1,234,201
Net income (loss)	$543,700	$(3,359,762)	$212,216	$477,081

Balance Sheet Data:

	June 30,	June 30,	March 31,
	2010	2009	2011
			(unaudited)
Working capital (deficit)	$60,150	$(440,513)	$1,254,532
Cash	$538,642	$473,758	$1,895,944
Total current assets	$928,030	$802,544	$2,393,876
Total assets	$986,232	$845,756	$2,473,657
Total current liabilities	$867,880	$1,243,057	$1,139,344
Total liabilities	$904,281	$1,284,005	$1,549,253
Total stockholders' equity (deficit)	$81,951	$(438,249)	$924,404

RISK FACTORS

An investment in our common stock involves a significant degree of risk. You should not invest in our common stock unless you can afford to lose your entire investment. You should consider carefully the following risk factors and other information in this prospectus before deciding to invest in our common stock.

WE MAY NEED ADDITIONAL FINANCING WHICH WE MAY NOT BE ABLE TO OBTAIN ON ACCEPTABLE TERMS.  IF WE CANNOT RAISE ADDITIONAL CAPITAL AS NEEDED, OUR ABILITY TO GROW OUR COMPANY COULD BE IN JEOPARDY.

Capital is needed for the effective expansion of our business.  Our future capital requirements, however, depend on a number of factors, including our ability to internally grow our revenues, manage our business and control our expenses.  We believe our current working capital will be sufficient to fund our existing operating expenses for approximately the next 12 months, absent a significant growth in our operations.  However, in order to fully implement our growth strategy, we will need to raise additional capital. We do not have any firm commitments to provide any additional capital and we anticipate that we will have certain difficulties raising capital given the limited operating history of our company and the illiquid nature of an investment in our company.  Accordingly, we cannot assure you that additional working capital will be available to us upon terms acceptable to us.  If we are subsequently unable to raise additional funds as needed, our ability to grow our company is in jeopardy.

WE ARE SUBJECT TO RISKS THAT OUR INVENTORY MAY DECLINE IN VALUE BEFORE WE SELL IT OR THAT WE MAY NOT BE ABLE TO SELL THE INVENTORY AT THE PRICES WE ANTICIPATE.

We purchase and warehouse inventory, most of which is excess, used and off-lease, "as-is" and refurbished mainframes and associated peripherals, midrange computers and personal computer (PC) equipment and related IT products. As a result, we assume inventory risks and price erosion risks for these products.  These risks are especially significant because computer equipment generally is characterized by rapid technological change and obsolescence. These changes affect the market for refurbished or excess inventory equipment. Generally, our inventory holding period ranges from 60 to 90 days during the fiscal years ended June 30, 2010 and 2009 and the nine months ended March 31, 2011. Our success will depend on our ability to purchase inventory at attractive prices relative to its resale value and our ability to turn our inventory rapidly through sales.  If we pay too much or hold inventory too long, we may be forced to sell our inventory at a discount or at a loss or write down its value, and our business could be materially adversely affected. In addition, fluctuations in the inventory holding periods and prices of the inventory impact our gross profit margins.  For example, our gross profit margin in fiscal 2009 was 53% as compared to 49% in fiscal 2009, and our gross profit margin was 54% for the first nine months of fiscal 2011 as compared to 51% for the first nine months of fiscal 2010.  The fluctuations in our margins are expected to continue, which will impact our results of operations in future periods.

DECLINING PRICES FOR NEW COMPUTER EQUIPMENT COULD REDUCE DEMAND FOR OUR PRODUCTS.

The cost of new computer equipment, particularly personal computers, has declined dramatically in recent years.  As the price of new computer products declines, consumers may be less likely to purchase “as-is” or refurbished computer equipment unless there is a substantial discount to the price of the new equipment.  Accordingly, the price at which we sell "as-is" equipment to remarketers can decline.  As prices of new products continue to decrease, our revenue, profit margins and earnings could be adversely affected. There can be no assurance that we will be able to maintain a sufficient pricing differential between new products and our "as-is" or refurbished products to avoid adversely affecting our revenues, profit margins and earnings.

WE DEPEND ON FEDERAL GOVERNMENT CONTRACTS AND A LOSS OF SALES FROM THESE CONTRACTS WILL ADVERSELY AFFECT OUR SALES AND GROSS MARGINS, OPERATING RESULTS AND CASH FLOWS IN FUTURE PERIODS.

For the nine months ended March 31, 2011, we derived approximately 11.5% of our sales from the Federal Government or as subcontractors to prime contractors under Federal Government contracts. In the future we expect to continue to derive material amounts of our sales from work performed under Federal Government contracts. Those contracts are conditioned upon the continuing availability of Congressional appropriations. Congress usually appropriates funds on a fiscal year basis even though contract performance may extend over many years. Concerns about increased deficit spending, along with continued economic challenges, continue to place pressure on Federal customer budgets. Shifts in domestic spending and tax policy, the affordability of our services, general economic conditions and developments, and other factors may affect a decision to fund or the level of funding for existing or proposed programs. Changes in Federal Government spending policies or budget priorities may also directly affect our financial performance. Among the factors that may materially harm our business are:

●	a significant decline in spending by the Federal Government in general or by specific departments or agencies in particular,
●	changes in the structure, composition and/or buying patterns of the Federal Government,
●	the adoption of new laws or regulations changing procurement practices, or
●	delays in the payment of our invoices by government payment offices.

These factors may cause Federal Government agencies and departments to reduce their purchases under contracts, to exercise their right to terminate contracts, or not to exercise options to renew contracts, any of which would cause us to lose future revenue. If our sales to Federal Government agencies or to prime contractors under Federal Government contracts should decline in future periods, our results of operations would be materially adversely impacted.

THE INDUSTRY IN WHICH WE COMPETE IN IS HIGHLY COMPETITIVE.

We face intense competition in each area of our business, and many of our competitors have greater resources and a more established market position than we have. Our primary competitors include:

●	privately and publicly owned businesses such as Redemtech, Intechra and Solectron that offer asset management and end-of-life product refurbishment and remarketing services; and
●
major manufacturers of computer equipment such as, Dell Computer Corporation, Hewlett Packard and IBM, each of which offer "as-is", refurbished and new equipment through direct sales personnel, through their websites and direct e-mail broadcast campaigns.

Most of our competitors have longer operating histories, larger customer or user bases, greater brand name recognition and significantly greater financial, marketing and other resources than we do. Many of these competitors already have an established brand name and can devote substantially more resources to increasing brand name recognition and product acquisition than we can.  Our competitors may be able to secure products from sources of supply on more favorable terms, fulfill customer orders more efficiently or adopt more aggressive price or inventory availability policies than we can.  We also anticipate that competition will intensify if prices for new computers continue to decrease.  There are no assurances we will ever effectively compete in our industry.

OUR MANAGEMENT HAS NO EXPERIENCE IN OPERATING A PUBLIC COMPANY.

Our executive officers and directors have no experience in the management of a publicly traded company.  Our management team may not successfully or effectively manage our transition to a public company that will be subject to significant regulatory oversight and reporting obligations under federal securities laws.  Their lack of experience in dealing with the increasingly complex laws pertaining to public companies could be a significant disadvantage to us in that it is likely that an increasing amount of their time will be devoted to these activities which will result in less time being devoted to the management and growth of our company.  It is possible that we will be required to expand our employee base and hire additional employees, such as a chief financial officer experienced in public company financial reporting, to support our operations as a public company which will increase our operating costs in future periods.

WE HAVE NOT ASSESSED THE EFFECTIVENESS OF OUR DISCLOSURE CONTROLS AND PROCEDURES OR OUR INTERNAL CONTROL OVER FINANCIAL REPORTING AND THERE ARE NO ASSURANCES EITHER OF THESE ARE EFFECTIVE.  IF THERE IS A MATERIAL WEAKNESSES IN EITHER, THERE ARE NO ASSURANCES THAT OUR FINANCIAL STATEMENTS WILL NOT CONTAIN ERRORS WHICH COULD REQUIRE US TO RESTATE OUR FINANCIAL STATEMENTS.

Following the effectiveness of the registration statement of which this prospectus is part, we will be required to maintain “disclosure controls and procedures” as such term is defined in Rule 13a-15(e) under the Securities Exchange Act of 1934 and thereafter to report on a quarterly basis, in our quarterly and annual reports which we will file the SEC, our management’s conclusion regarding the effectiveness of our disclosure controls and procedures.  In addition, in our annual report for 2012 we will also become subject to SEC rules which will require us to include a report of our management in our annual report on the effectiveness of internal control over financial reporting.  However, as we will in all likelihood be a smaller reporting company when we are first required to provide this report, we will be exempt from the auditor attestation requirements concerning our report at the time the first report is issued, and will remain exempt from those attestation requirements so long as we remain a smaller reporting company.

As we are not presently subject to these rules, our management has not conducted an assessment of the sufficiency of our disclosure controls and procedures for any period nor have we begun evaluating our internal control systems in order to allow our management to report on our internal control over financial reporting.  In addition, our executive officers and directors lack expertise relating to financial and accounting matters which will make our transition to compliance with these rules more challenging.  Once our management undertakes these assessments and evaluations, there are no assurances our management will conclude that either our disclosure controls and procedures and/or our internal control over financial reporting are effective, and that there are not significant deficiencies and/or material weaknesses in either or both.  A material weakness is a deficiency, or a combination of deficiencies, so that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis. A significant deficiency is a deficiency, or a combination of deficiencies, that is less severe than a material weakness, yet important enough to merit attention by those responsible for oversight of our financial reporting.  In the event we identify significant deficiencies and/or material weaknesses in our disclosure controls and procedures and/or our internal control over financial reporting, there are no assurances that our financial statements will not contain one or more errors which will require us to restate those financial statements.  If we cannot remediate these significant deficiencies and/or material weaknesses in a timely manner, or if we are required to restate our financial statements, investors and others may lose confidence in the reliability of our financial statements which would adversely impact our ability to grow our company.

IF WE ARE UNABLE TO ATTRACT AND RETAIN SUFFICIENT PERSONNEL, OUR ABILITY TO OPERATE AND GROW OUR COMPANY WILL BE IN JEOPARDY.

We believe that there is, and will continue to be, intense competition for qualified personnel in our industry, and there is no assurance that we will be able to attract or retain the personnel necessary for the management and development of our business. Turnover can also create distractions as we search for replacement personnel, which may result in significant recruiting, relocation, training and other costs, and can cause operational inefficiencies as replacement personnel become familiar with our business and operations. The inability to attract or retain employees currently or in the future may have a material adverse effect on our business, financial condition and results of operations.

ANY POTENTIAL FUTURE ACQUISITIONS MAY SUBJECT US TO SIGNIFICANT RISKS, ANY OF WHICH MAY HARM OUR BUSINESS.

Our long-term strategy includes identifying and acquiring companies in our industry with operations that compliment ours.  Acquisitions would involve a number of risks and present financial, managerial and operational challenges, including:

●	diversion of management attention from running our existing business,
●	increased expenses including legal, administrative and compensation expenses related to newly hired employees,
●	increased costs to integrate the technology, personnel, customer base and business practices of the acquired company with our own,
●	potential exposure to material liabilities not discovered in the due diligence process,
●	potential adverse effects on our reported operating results due to possible write-down of goodwill and other intangible assets associated with acquisitions, and
●	acquisition financing may not be available on reasonable terms or at all.

Any acquired business, technology, service or product may significantly under-perform relative to our expectations, and we may not achieve the benefits we expect from our acquisitions. For all these reasons, our pursuit of an acquisition may cause our actual results to differ materially from those anticipated.

CERTAIN OF OUR OUTSTANDING WARRANTS CONTAIN CASHLESS EXERCISE PROVISIONS WHICH MEANS WE WILL NOT RECEIVE ANY CASH PROCEEDS UPON THEIR EXERCISE.

At June 15, 2011 we have common stock warrants outstanding to purchase an aggregate of 1,295,000 shares of our common stock with exercise prices of $0.15 and $0.25 per share which are exercisable on a cashless basis.  This means that the holders, rather than paying the exercise price in cash, may surrender a number of warrants equal to the exercise price of the warrants being exercised.  It is possible that the warrant holders will utilize the cashless exercise feature which will deprive us of additional capital which might otherwise be obtained if the warrants did not contain a cashless feature.

IF THE SELLING SECURITY HOLDERS ALL ELECT TO SELL THEIR SHARES OF OUR COMMON STOCK AT THE SAME TIME, THE MARKET PRICE OF OUR SHARES MAY DECREASE.

It is possible that the selling security holders will offer all of the shares for sale. Further, because it is possible that a significant number of shares could be sold at the same time hereunder, the sales, or the possibility thereof, may have a depressive effect on the market price of our common stock.

THERE IS NO PUBLIC MARKET FOR OUR COMMON STOCK.

There is no public market for our common stock and there are no assurances a public market will ever be established.  While we expect to take steps to secure a quotation of our common stock on the OTC Bulletin Board, following the effectiveness of the registration statement of which this prospectus is a part, this is a lengthy process and there are no assurances we will be successful.  Even if our common stock is ultimate quoted on the OTC Bulletin Board, there are no assurances a liquid market for our stock will ever develop.

THERE ARE NO ASSURANCES WE WILL REMAIN A REPORTING COMPANY UNDER FEDERAL SECURITIES LAWS IN THE FUTURE. IN THAT EVENT, INVESTORS IN OUR COMPANY WOULD NO LONGER HAVE PUBLIC ACCESS TO FINANCIAL AND OTHER INFORMATION REGARDING OUR COMPANY.

It is our intention immediately following the date of this prospectus to file a registration statement on Form 8-A with the SEC to register our common stock under Section 12(g) of the Securities Exchange Act of 1934, which will then require us to file annual, quarterly and other reports with the SEC, as well as proxy and information statements, among other filings.  We will take this action to ensure that we are a fully reporting company under Federal securities laws and that financial and other information about out company is available to our stockholders and potential investors.  We believe that this step will assist us in ultimately establishing and developing a public market for our common stock and thereafter to develop acceptance for company in the marketplace.  However, the small number of our current stockholders, the private nature of the offering which led to the registration of the shares we have included in the registration statement of which this prospectus is a part, and the uncertainty regarding the development in the future of an active trading market for our common stock could result in our satisfying the conditions under the Securities Exchange Act of 1934 that would enable us to de-register and terminate or suspend our reporting obligations under Section 12(g).  In that event, we would no longer file reports with the SEC and public information on our company would no longer be available to our stockholders.  If we satisfy the conditions in the rule, our Board of Directors would be able to take the steps necessary to de-register and terminate or suspect our reporting obligations under Section 12(g) without notice to or consent of our stockholders.  While our Board does not currently foresee any circumstances that would lead it to undertake a termination of our reporting obligations, particularly in light of our goals to establish an active trading market for our common stock, if we should terminate or suspend our reporting obligations under Section 12(g) in the future investors in our company would not have available current information concerning our company or certain of the protections afforded under the Securities Exchange Act of 1934 and it is possible that the investor would lose his entire investment in our company.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

Various statements in this prospectus contain or may contain forward-looking statements that are subject to known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These forward-looking statements were based on various factors and were -derived from utilizing numerous assumptions and other factors that could cause our actual results to differ materially from those in the forward-looking statements. These factors include, but are not limited to:

●	fluctuations in inventory value,
●	declining prices of new computer equipment,
●	our dependence on sales to the Federal Government or to prime contractors for the Federal Government,
●	our ability to effectively compete,
●	possible need to raise additional capital,
●	the lack of experience of our management in operating a public company,
●	our ability to hire and retain sufficient qualified personnel,
●	possible material weaknesses in our disclosure controls and internal control over financial reporting,
●	risks of integrating acquisitions into our company, and
●	the lack of a public market for our common stock.

Most of these factors are difficult to predict accurately and are generally beyond our control. You should consider the areas of risk described in connection with any forward-looking statements that may be made herein. Readers are cautioned not to place undue reliance on these forward-looking statements and readers should carefully review this prospectus in its entirety, including the risks described in “Risk Factors.” Except for our ongoing obligations to disclose material information under the Federal securities laws, we undertake no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events. These forward-looking statements speak only as of the date of this prospectus, and you should not rely on these statements without also considering the risks and uncertainties associated with these statements and our business.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

There is currently no trading market for our common stock.  As of July 15, 2011, there were 104,458,636 shares of our common stock outstanding, held by approximately 51 record owners of our common stock. In addition, at July 15, 2011, we had:

●	placement agent warrants exercisable into 1,087,500 shares of our common stock;
●	$550,000 principal amount 12% convertible promissory notes which are convertible at any time at the option of the holders into shares of our common stock at a conversion price of $0.10 per share; and
●	common stock purchase warrants exercisable into 14,245,000 shares of our common stock with exercise prices ranging from $0.15 to $0.25 per share.

All of our outstanding shares of common stock are “restricted securities” under Rule 144.  We have included 16,962,500 shares of our currently outstanding common stock or issuable upon exercise of the placement agent warrants, as well as 8,090,460 shares underlying the 12% convertible promissory notes, which includes shares we may issue as interest payments, and 14,245,000 shares underlying the warrants in the registration statement of which this prospectus is a part.

In general, under Rule 144, as currently in effect, a person, or person whose shares are aggregated, who is not our affiliate or has not been an affiliate during the prior three months and owns shares that were purchased from us, or any affiliate, at least six months previously, is entitled to make unlimited public resales of such shares provided there is current public information available at the time of the resales. After a one-year holding period a non-affiliate is entitled to make unlimited public resales of our shares without the requirement that current public information be available at the time of the resales. A person, or persons whose shares are aggregated, who are affiliates of our company and own shares that were purchased from us, or any affiliate, at least six months previously is entitled to sell within any three month period, a number of shares of our common stock that does not exceed the greater of 1% of the then outstanding shares of our common stock, subject to manner of sale provisions, notice requirements and the availability of current public information about us.

Future sales of restricted common stock under Rule 144 or otherwise or of the shares which we are registering under this prospectus could negatively impact the market price of our common stock should a market develop in the future, of which there is no assurance.  We are unable to estimate the number of shares that may be sold in the future by our existing stockholders or the effect, if any, that sales of shares by our stockholders will have on the market price of our common stock prevailing from time to time, should a market develop.

Intent to Become a Fully Reporting Company

Immediately following the date of this prospectus we expect to file a registration statement on Form 8-A with the SEC which will register our common stock under Section 12(g) of the Securities Exchange Act of 1934.  This filing will requires us to file annual, quarterly and other reports with the SEC, as well as proxy and information statements, among other filings.  It will also obligate our officers, directors and principal shareholders to file reports under Section 16 of the Securities Exchange Act of 1934.  We will take this action to ensure that we are a fully reporting company and that financial and other information about out company is available to our stockholders and potential investors.

Dividend Policy

We have never paid cash dividends on our common stock.  Under Delaware law, we may declare and pay dividends on our capital stock either out of our surplus, as defined in the relevant Delaware statutes, or if there is no such surplus, out of our net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year.  If, however, the capital of our company, computed in accordance with the relevant Delaware statutes, has been diminished by depreciation in the value of our property, or by losses, or otherwise, to an amount less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets, we are prohibited from declaring and paying out of such net profits any dividends upon any shares of our capital stock until the deficiency in the amount of capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets shall have been repaired.

CAPITALIZATION

The following table sets forth our capitalization as of March 31, 2011.  The table should be read in conjunction with the financial statements and related notes included elsewhere in this prospectus.

March 31, 2011 (unaudited)
Long term liabilities	$409,909
Preferred stock, $0.01 par value, 5,000,000 shares authorized, 0 shares outstanding	0
Common stock, $0.01 par value, 200,000,000 shares authorized, 104,458,636 shares outstanding	1,044,586
Additional paid-in capital	6,294,580
Accumulated deficit	(6,414,762)
Total stockholders' equity	$924,404
Total capitalization	$1,334,313

USE OF PROCEEDS

We will not receive any proceeds upon the sale of shares of common stock by the selling security holders. Any proceeds that we receive from the exercise of the outstanding warrants, if exercised on a cash basis, will be used by us for general working capital. The actual allocation of proceeds realized from the exercise of the warrants will depend upon the amount and timing of such exercises, our operating revenues and cash position at such time and our working capital requirements. There can be no assurances that any of the outstanding warrants will be exercised on a cash basis, if at all.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL STATEMENTS
AND RESULTS OF OPERATIONS

Overview

We are a provider of green technology solutions to the information technology (IT) industry, managing the equipment needs of our government and commercial clients by buying, reselling, or recycling, in an environmentally and regulatory compliant manner, computers and other technology hardware.  We operate in one segment.  We generate revenues from:

●	fees for data destruction services,
●
sales to our remarketing clients who are used IT equipment wholesalers of used IT equipment acquired by us from our redeployment/remarketing programs that offering a second life to IT equipment that may otherwise be discarded, and

●	sales to companies that specialize in removing recyclable parts of electronics, or demanufacturers, of used IT equipment acquired by us from our customers which no longer has a usable life.

Our industry is relatively new and our company has grown rapidly during the past few years.  We believe that this growth has been driven by both the increasing rate of changes in IT which accelerates the rate at which IT equipment becomes obsolete, the expansion of the remarketing and demanufacutirng segments of our industry and a general increased awareness of the “green” aspect of information technology asset disposition, or ITAD.

We expect the growth of our industry, as well as the growth of our company, to continue in the future.  Our business strategy is based upon leveraging our experience and building on our existing business model by expanding our relationships and resources and includes:

●	expanding our sources of public and private technology equipment;
●	expanding our resources for environmentally compliant recycling, reuse and data storage and destruction; and
●	further penetrating the large global market for the resale of useful equipment.

We expect to grow our company both organically and through acquisitions of similar or complimentary businesses.  We recently leased an additional 20,600 square feet of warehouse space, effectively doubling our warehouse space during the past 18 months.  We believe that this additional space will provide sufficient physical space to store inventory and conduct our operations at the anticipated increasing volume levels for the near future.  In an effort to further accelerate our organic growth, we are investing in our relationships with our existing customers through training sessions and other efforts to increase awareness and educate their organizations of the value of practicing sound asset recovery.  We are also pursuing additional certifications, including the Recycling Industry Operating Standard (RIOS) responsible recycling R2 practices certification for responsible electronics recyclers which is administered by the ISRI Services Corporation, as well as an ISO 14001 certification.  The ISO 14001 certification, issued by the International Organization for Standardization, specifies the actual requirements for an environmental management system and it applies to those environmental aspects which the organization has control and over which it can be expected to have an influence. We believe these industry certifications, which we expect to complete during calendar 2011, will assist us in building awareness of the benefits of our services.

We also expect to seek to acquire additional companies whose operations are complimentary to ours, including companies with similar business models located in different geographical areas, and companies that offer different services, such as demanufacturers.  Based upon our internal analysis of our industry and our competitors, we believe that there are a number of potential target companies, but we do not have any agreements or understandings to make any acquisitions and there are no assurances our beliefs are correct or that we will ever close any acquisitions.

The biggest challenges we are facing in our organic growth efforts are access to sufficient qualified employees and sufficient capital, both of which are necessary to support the expansion of our business.  We have hired additional management personnel and are using a staffing company to provide qualified personnel to fill our technical and labor needs.  This approach allows us to control our overhead expenses.  While we are located in an area with a good supply of qualified candidates, the process, however, of evaluating the candidates is time intensive for our management and maintaining a sufficiently qualified workforce will continue to be a challenge for us in the near future.  Although our recent capital raises have provided the funds necessary to support our recent growth, if we are to continue to implement our growth strategy we will need to raise additional capital.  We do not have any commitments for additional capital, and there are no assurances we will be successful in raising any needed capital.  Our inability to raise capital as necessary could restrict our further growth.

Results of Operations

Three and nine months ended March 31, 2011 as compared to the three and nine months ended March 31, 2010

Our net sales for the three months ended March 31, 2011 increased approximately 55% as compared to the sales for the three months ended March 31, 2010, and our net sales for the nine months ended March 31, 2011 increased approximately 5% from the nine months ended March 31, 2010.  We attribute these results primarily to an increase in revenues in the 2011 periods from sales to our remarketing clients who are used IT equipment wholesalers of used IT equipment from the comparable period in 2011 .  Based upon our internal results, the balance of 2011 indicates a continued upward trend in net sales, including in sales to our remarketing clients , which we attribute to the improvement in the U.S. economy.

In addition to the costs assigned to used IT equipment at the time of its acquisition by us, our cost of sales includes freight and warehouse salaries.  Cost of sales as a percentage of net sales was 54% for the three months ended March 31, 2011 as compared to 49% for the three months ended March 31, 2010.  Cost of sales as a percentage of net sales was 41% for the nine months ended March 31, 2011 as compared to 49% for the nine months ended March 31, 2010.  Occasionally, we pay slightly higher values to clients on the resale of equipment in order to secure longer term business from a particular client which can impact our cost of sales from period to period.  We expect continued fluctuations in our cost of goods sold as a percentage of net sales during the balance of 2011.

Total operating expenses increased 54% and 35%, respectively, for the three and nine months ended March 31, 2011 from the comparable periods in fiscal 2010.  Selling, general and administrative expense increased 51% for the three months ended March 31, 2011 from the comparable period in 2010 and 34% for the nine months ended March 31, 2011 from the comparable period in fiscal 2010.  These increases were related to increases in legal, accounting, and related expenses associated with our capital raising efforts. In January 2011 we issued the Series C Warrants in connection with the sale of the 12% convertible promissory notes.  Under generally accepted accounting principles we are required to recognize an expense associated with those warrants because of the beneficial conversion feature of the warrants.  We have calculated this expense at $204,088 which is being amortized over the term of the notes.  During the three and nine months ended March 31, 2011 we also recognized $17,007 of amortization expense associated with the beneficial conversion feature of the Series C Warrants, and we expect to recognize a similar expense in future periods.

In the 2011 fiscal periods, we also recognized one time gains on the collection of previously written-off accounts receivable.

Fiscal 2010 as compared to fiscal 2009

Our net sales for 2010 increased 69% from our net sales in 2009 which reflected the growth of our customer base.  While during 2010 we increased our customer base by approximately 44% through the addition of approximately 30 new customers, the average spending levels of a new customer in 2010 was approximately $44,000 as compared to the average spending level of an existing customer of approximately $79,000 during 2010.  We attribute these differences principally to our existing customers developing confidence in our business model and implementing procedures which permit them to manage their IT disposition around our ability to offer asset recovery values and efficient recycling deliverables.  In addition, based upon our customer experience during 2010, we believe that IT upgrades and purchases of new equipment generally began to take a larger overall role in IT spending in 2010 versus 2009 as a result of a somewhat improved economic outlook and the lack of upgrades in previous years.

Our cost of sales as a percentage of net sales in 2010 was 47% as compared to 51% in 2009.  The lower cost of sales as a percentage of revenues in the 2010 period reflected a change in the market values of legacy IT equipment and overall demand for used equipment.

Total operating expenses decreased 62% in 2010 from 2009 which is primarily attributable to a significant decrease in selling, general and administrative expenses in 2010.  Selling, general and administrative expense decreased 63% in 2010 from 2009 as a result of one-time expenses associated with stock based compensation.

Liquidity and capital resources

Liquidity is the ability of a company to generate sufficient cash to satisfy its needs for cash.  At March 31, 2011 we had working capital of $1,254,532 as compared to working capital of $60,150 at June 30, 2010.  The increased working capital in the fiscal 2011 period is primarily attributable to proceeds we received from sales of our equity described later in this section.

Our inventories at March 31, 2011 increased 33% from June 30, 2010, and at June 30, 2010 our inventories decreased 29% from June 30, 2009.  Unlike many companies in other businesses which time inventory purchases to maintain an adequate amount of inventory for its anticipated sales, our inventory levels will fluctuate primarily based upon the decommissioning schedules for legacy IT by our clients which determine when we take possession of the used IT equipment.  As a result, our inventory levels have historically fluctuated from period to period and we expect that fluctuation to continue in future periods.

Prepaid expenses, which included prepaid insurance expense, decreased 32% at March 31, 2011 from June 30, 2010.  Prepaid expenses increased 560% at June 30, 2010 from June 30, 2009.

Accrued expenses, which included accrued wages and professional fees, increased 181% at June 30, 2010 from June 30, 2009 primarily as a result of accrued expenses associated with our capital raising efforts.  Accrued expenses decreased 36% at March 31, 2011 from June 30, 2010 as we began expensing those items.

Customer deposits, which are advance deposits from our remarketing clients, decreased 80% at March 31, 2011 from June 30, 2010 and increased 200% at June 30, 2010 from June 30, 2009.   The increase at June 30, 2010 was reflective of our increased sales in this period, and the decrease from June 30, 2010 to March 31, 2011 reflects the sales of the products for which advance deposits were received in prior periods.

Due to related party at June 30, 2010 represents amounts we owed a member of our Board of Directors for the repurchase of shares of our common stock owned by him.  This amount was satisfied in the 2011 period.

We do not presently have any commitments for capital expenditures and our available working capital is sufficient for our needs for at least the next 12 months.

Cash flows

Net cash provided by operating activities was $443,975 for the nine months ended March 31, 2011 as compared to net cash provided by operating activities of $32,577 for the nine months ended March 31, 2010.  In the 2011 period cash was provided by our income from operations, increases in accounts payable, accrued interest, prepaid expenses and deferred revenues, offset by decreases in accounts receivable, inventories, customer deposits and accrued expenses.  In the 2010 period, cash was provided by our income from operations, and increases in inventories, accrued expenses, deferred revenues and customer deposits offset by decreases in accounts receivable, prepaid expenses, and accounts payable.

Net cash provided by operating activities for 2010 was $159,149 as compared to $463,271.  In 2010 cash was provided by our income from operations and increases in accounts payable, prepaid expenses, accrued expenses, customer deposits and deferred revenues, offset by decreases in inventories and accounts payable.  In 2009 our loss from operations was offset by non-cash stock compensation expenses, and cash provided by increases in accounts receivable, accounts payable, accrued expenses and customer deposits, offset by descries in inventories, prepaid expenses, and security deposits.

Net cash used in investing activities for each of the nine months ended March 31, 2011 and 2010, as well as in 2010 and 2009, reflects our purchase of additional equipment.

Net cash provided by financing activities for the nine months ended March 31, 2011 was $947,786 and reflects proceeds we received from our 2010 unit offering and 2011 note offering described below, offset by payments to the related party for the balance of amounts owed for the repurchase of shares of our common stock and payments on our notes payable.  Net cash used in financing activities for the nine months ended March 31, 2010 reflects repayment on notes payable.

Net cash used in financing activities for 2010 reflects proceeds from the issuance of stock offset by payments to a related party for the repurchase of shares of our common stock and payment on our notes payable, as compared to net cash used in financing activities for 2009 which reflect payments on notes payable.

Recent Financing Transactions

In October 2010, we sold 5,250,000 units of our securities to accredited investors in a private placement which resulted in gross proceeds to us of $525,000.  Each unit consisted of one share of our common stock, one Series A Warrant and one Series B Warrant at a purchase price of $0.10 per unit.  The terms of the warrants are described later in this prospectus under “Description of Securities.”  Forge Financial Group, Inc., then a broker-dealer and member of FINRA, acted as placement agent for us in this offering.  As compensation for its services, we paid Forge Financial Group, Inc. a cash commission of $52,500 and issued its designees five year warrants exercisable at $0.10 per Unit that are exercisable on a cashless basis to purchase 10% of the units sold in this offering.  We also reimbursed the placement agent $15,000 for its expenses in connection with this offering.  We are using the net proceeds for general working capital.

In January 2011 and February 2011 we sold $550,000 principal amount 12% convertible promissory notes to accredited investors in a private placement and issued those investors Series C Warrants to purchase 2,200,000 shares of our common stock resulting in gross process to us of $550,000.  The terms of the notes and warrants are described later in this prospectus under “Description of Securities.” Forge Financial Group, Inc. also acted as placement agent for us in this offering.  As compensation for its services, we paid Forge Financial Group, Inc. a cash commission of $55,000 and issued its designees five-year warrants to purchase a number of shares of our common stock equal to 10% of the number of shares issuable upon conversion of the notes sold in this offering and 10% of the number of shares of our common stock issuable upon exercise of the Series C warrants sold in this offering, both of which are exercisable on a cashless basis.  We are using the net proceeds for general working capital.

In March 2011, we sold 125,000 units of our securities to an accredited investor in a private placement which resulted in gross proceeds to us of $12,500.  Each unit consisted of one share of our common stock, one Series D Warrant and one Series E Warrant at a purchase price of $0.10 per unit.  The terms of the warrants are described later in this prospectus under “Description of Securities.”  Forge Financial Group, Inc. also acted as placement agent for us in this offering.  As compensation for its services, we paid Forge Financial Group, Inc. a cash commission of $1,250 and issued its designees five year warrants exercisable at $0.10 per Unit that are exercisable on a cashless basis to purchase 10% of the units sold in this offering.  We are using the net proceeds for general working capital.

Off Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that we are required to disclose pursuant to these regulations. In the ordinary course of business, we enter into operating lease commitments, purchase commitments and other contractual obligations. These transactions are recognized in our financial statements in accordance with generally accepted accounting principles in the United States.

Critical Accounting Policies

General

The preparation of financial statements requires management to utilize estimates and make judgments that affect the reported amounts of assets, liabilities, revenues and expenses and related disclosure of contingent assets and liabilities. These estimates are based on historical experience and on various other assumptions that management believes to be reasonable under the circumstances. The estimates are evaluated by management on an ongoing basis, and the results of these evaluations form a basis for making decisions about the carrying value of assets and liabilities that are not readily apparent from other sources. Although actual results may differ from these estimates under different assumptions or conditions, management believes that the estimates used in the preparation of our financial statements are reasonable. The critical accounting policies affecting our financial reporting are summarized in Note 2 to the financial statements included elsewhere in this prospectus.

Recent Accounting Pronouncements

In January 2010, the Financial Accounting Standards Board (FASB) issued ASU No. 2010-06, Fair Value Measurements and Disclosures (Topic 820), “Improving Disclosures about Fair Value Measurements” (“ASU No. 2010-06”).  ASU No. 2010-06 requires new disclosures about significant transfers in and out of Level 1 and Level 2 fair value measurements and the reasons for such transfers and in the reconciliation for Level 3 fair value measurements, the requirement to disclose separately information about purchases, sales, issuances and settlements. We adopted the provisions of ASU No. 2010-06 on January 1, 2010, except for disclosures about purchases, sales, issuances and settlements in the reconciliation for Level 3 fair value measurements. Those disclosures will be effective for financial statements issued for fiscal years beginning after December 15, 2010.  We do not expect the impact of its adoption to be material to our financial statements.

We determined that all other issued, but not yet effective accounting pronouncements are inapplicable or insignificant to us and once adopted are not expected to have a material impact on our financial position.

OUR BUSINESS

Overview

We are a provider of green technology solutions to the information technology (IT) industry, managing the equipment needs of our government and commercial clients by buying, reselling, or recycling, in an environmentally and regulatory compliant manner, computers and other technology hardware.  By delivering cost effective, functional and real-time IT asset management solutions, we believe that we are able to maximize the technology dollars of our clients.

Business Strategy

Our business strategy is based upon leveraging our experience and building on our existing business model by expanding our relationships and resources and includes:

●	expanding our sources of public and private technology equipment;
●	expanding our resources for environmentally compliant recycling, reuse and data storage and destruction; and
●	further penetrating the large global market for the resale of useful equipment.

We are giving special attention to federal, state and local government and public sector healthcare agencies as a source of legacy IT product.  As a result of our GSA schedule award from the General Services Administration, we are approved to service all agencies of the government, including federal, state and local government, healthcare, education and Homeland Security. For the overall management of legacy IT equipment, we have a variety of programs including RecycleToday - immediate environmentally compliant downstream disposition- or RecycleTomorrow™- advanced budgeting for the disposal of equipment in conjunction with new products purchases that will eventually become obsolete from one of our many original equipment manufacturers (OEMs), value-added resellers (VARs) and integrator products, which are infrastructure IT equipment such as hubs, routers, switches.

Acquisition Strategy

We expect that our ability to grow our company will be accelerated by the acquisition of similar high service companies with positions in various geographic and product markets which we believe may be advantageous to us. Our internal research determined that our industry is primarily populated by small, regional companies, many with strong relationships and reputations but without the critical mass, resources or financial market expertise to maximize on their potential or create an exit strategy for their owners. It is our intent to seek to acquire one or more complimentary companies in our space.  We believe that there are several potential acquisition targets in the end-of-life IT asset management recycling business which would be synergistic and broaden our overall competiveness.  However, as we do not have any agreements or understandings with any third parties regarding the terms and conditions of any future acquisitions, there are no assurances we will be successful in implementing this growth strategy.

The Industry

We believe that the disposal of aging IT assets is becoming increasingly problematic. In 2008 the number of installed PCs worldwide had surpassed 1 billion units, according to Gartner, Inc.  Gartner, Inc. analysts estimate the worldwide installed base of PCs is growing just under 12% annually and, at that pace, it will surpass 2 billion units by early 2014. Each personal computer (PC), server, storage system, or IT device retired can pose a data security risk and potential environmental hazard.  If not processed properly for disposal, this increasing stream of electronic waste, or E-waste, can have a detrimental impact on the environment. E-waste has been identified by the U.S. Environmental Protection Agency (EPA) as the fastest-growing and potentially most hazardous waste stream in the world. Today, we believe that organizations are looking for solutions to divert this waste from the common waste stream and ensure that the hazardous materials that are resident in electronics do not end up in landfills.

In a recent IDC research report dated June 10, 2010 entitled “ITAD Trends and Outlook” analysts indicate that leading service providers in the area of information technology asset disposition, or ITAD, are focusing on data center consolidations.  The report also states that globally there has been a 30% increase in European collection and processing of E-waste in 2009 based on the Waste Electrical and Electronic Equipment (WEEE) Directive.  These analysts also believe the rise in volumes of legacy IT is made possible by:

●	proliferation of collection points and expanding ITAD sector;
●	growing consumer awareness of recycling issues; and
●	expanding “best” practices into “common” practices made evident by the requirement by more enterprise organizations to perform data destruction services.

The report notes Fortune 1000 companies are increasingly searching for global solution and face very little offerings.  Finally, the report noted that one of the biggest challenges that E-waste service providers face is in customer education more than even the competition against each other.

Products and Services

Our focus is on executing and managing secure, compliant end-of-life IT asset management and disposition services.  As part of our services, our reporting systems integrate with our clients existing asset management systems with the goal of providing clear audit trail of the asset and enabling our clients the ability to assess shipping or disposal status, take inventory and generate settlement reports for every returned asset.

We offer a full suite of ITAD services.   Our products and services revolve around:

●	government mandated IT redeployment Producer Takeback Trade-In and Asset Recovery and Remarketing Programs;
●	software requirements of enterprise customers;
●	regulatory compliant E-waste processing;
●	global logistics management and secure disposal transportation; and
●	secure data erasure and destruction.

We believe that our RecycleTomorrow™ is a cornerstone of our product offerings. The program was created as a means to facilitate the bundling of ITAD services on new devices. This is a stock-keeping unit, or SKU, based service that our clients can resell alongside any new equipment sales to their clients.  For many organizations, we believe that this program addresses the various funding and budgetary hurdles of achieving regulatory compliance at a reduced recycling services cost. We believe that one inherent advantage of the RecycleTomorrow program is the capability of essentially capitalizing the expense of disposition requirements into the acquisition cost of the new IT asset.

We also provide a range of services that support our customer’s redeployment/remarketing programs, offering a second life to IT equipment that may otherwise be discarded. We believe that extending a product’s lifecycle not only promotes sustainability while reducing total cost of ownership, but contributes toward the basic tenets of waste reduction: reduce, re-use and recycle. As a means of reducing the total project cost and highest return on investment to our customers for their ITAD initiative, we can remarket these assets.  We offer clients a number of remarketing options both domestically and internationally. Our services include conducting a detailed analysis of retired equipment, customized business intelligence-based reporting and recommending a course of action. Based upon our experience, we believe we have the unique ability to quickly remarket technology, utilizing our trading network to quickly access buyers and identify the best remarketing opportunities for equipment.

Logistics and transportation services are a significant part of the IT asset disposition process which we provide to our customers.  Our customized solutions include:

●	secure web-based E-waste pickup request tool;
●	onsite packaging and removal;
●	optional onsite per system software “padlock” to ensure safe transport of customer data;
●	optional onsite IT asset serial number scanning;
●	dedicated transport with optional global positing satellite (GPS) tracking; and
●	armored truck transport.

We offer data security services focused on proper data erasure and destruction techniques including:

●           Data Erasure.  All data erasure is done in accordance with U.S. Department of Defense 5220.22M standards at our certified facilities.  We believe that data security is the most important aspect of IT asset disposition. To ensure that hard drives are properly sanitized and erased, we have assembled what we believe to be a technologically advanced data erasure system. Our hard drive erasure process is designed to ensure safety through 100% data eradication. We erase hard drives while they are either still in the system or out of the system, on our commercial erasure stations. Our capabilities range from single to bulk erasure schemes utilizing our multiport test systems. All hard drives are system audited by us for erasure, with random samples removed for stand-alone audits. Additionally, we conduct periodic random sampling, and drives are sent to a third-party audit firm to ensure proper hard drive erasure. Once we fully erase a hard drive and it passes our inspection, remarketing may be an option to regain residual value for the system, utilizing our global trading network to provide customers with the highest possible return of their assets. If remarketing is not an option, we will ensure that the drives are properly destroyed through our destruction process.

●           Destruction.  When erasure of hard drives and data devices is not secure enough, we offer data protection by destroying and shredding disk drives in accordance with National Security Agency (NSA) standards. Hard drive shredding usually occurs when optimal data security is a necessity and a company maintains a zero tolerance for risk. Drives designated for destruction are shredded by us into small particles. The shredded material is then properly recycled in an environmentally friendly manner.

●           On-Site Destruction. On-site media destruction is a failsafe option which we believe provides the ultimate data security. With our on-site media destruction services, a truck-mounted mobile shredder is dispatched directly to a facility so that data storage devices never leave a property, ensuring complete control and protection. We follow the same procedures used with off-site hard drive destruction, including shredding the devices into small particles meeting NSA standards and environmentally friendly recycling of the processed particles.

Our Customers

Our mission is to partner with our customers such that they are able to offer “green” initiatives to demonstrate a clear commitment to the community by addressing the environmental, data and even financial impact of the full technology lifecycle. Our customers include:

●	the public sector including federal, state and local government agencies;
●	original equipment manufacturers (OEMs);
●	value added resellers (VARs) and system integrators; and
●	end users.

In 2002, we were granted our initial General Services Administration (GSA) Schedule 70 which assists us in selling services to U.S. government agencies.  GSA contracts provide government agencies, prime contractors, and state and local governments with an efficient and cost-effective means for buying commercial IT products and services. GSA purchasers may place unlimited orders for products under GSA contracts.  In addition, GSA provides access to state and local government agencies to utilize GSA schedules.  The terms of these schedules are five years, and our current schedule is subject to renewal in 2012.  As a result of the services provided to date, since 2002 we have received U.S. Congressional Recommendations for IT asset management, forensic data scrub (Department of Defense 5220.22M certified), trade-in (Exchange/Sale), donation processing, and disposal services solutions.  We sometimes act as a subcontractor for a prime contractor that sells new equipment to government agencies.  We have also entered into task order contracts with Federal Government agencies. Task order contracts specify the period of performance, including the number of option periods, and specify the quantity and scope of products and services the Federal agency will acquire under the contract. After award of the master contract, the Federal agency will issue individual task orders, as needed, to address specific defined requirements. Task orders typically include a statement of work and/or a bill of materials that define the services or products the contractor will be obligated to deliver.

We offer our clients several types of contracts to meet their specific needs, including contracts which are for fixed fee-based services for management and recycling of legacy IT such as inventorying, data wiping, logistics, including removal and shipping from client, but do not guarantee a volume, or contracts that are specific to a particular type of product that will be decommissioned by our client over a period of time which anticipate a specified volume of legacy IT equipment, or a combination of these.  Generally, the terms of these contracts are for one year with automatic renewals, but may be cancelled by either party upon notice.

During the nine months ended March 31, 2011, two customers represented approximately 27.5% of our sales. In 2010, sales to one customer represented approximately 29% of our revenues and in 2009 sales to two customers represented approximately 46% of our revenues.

Regulation

Our operations are located in New Jersey.  Companies that are strictly refurbishing electronics for resale or donation do not need an approval from the New Jersey Department of Environmental Protection to operate; however, if the company will be storing any unusable electronics, the company is regulated as a universal waste handler. We are subject to regulation by the State of New Jersey as a small quantity handler of consumer electronic waste, including batteries.

In June 2002, the New Jersey Department of Environmental Protection adopted an amendment to the Universal Waste Rule (UWR) including consumer electronics as a universal waste. Consumer electronics includes the components and sub-assemblies that collectively make up the electronic products and may, when individually broken down, include batteries, mercury switches, capacitors containing polychlorinated biphenyl, or PCBs, cadmium plated parts and lead or cadmium containing plastics.  Under the UWR, a generator of consumer electronics is regulated as a small or large quantity handler. A small quantity handler of universal waste accumulates less than 5,000 kilograms (11,000 pounds) of universal waste at any given time. This includes all types of universal waste being generated at the site. A large quantity handler of universal waste accumulates greater than 5,000 kilograms of universal waste at any given time. Demanufacturers of consumer electronics are regulated in New Jersey as Class D recycling centers and are required to obtain a Class D Recycling Center Approval. Large quantity universal waste handlers may not demanufacture electronics and small quantity universal waste handlers are allowed to demanufacture electronics without obtaining a Class D Recycling Center Approval; however, processing or treating the components, for example by crushing or shredding, is prohibited.  We are not currently subject to the additional regulations applicable to demanufacturers.

Although there is no standard regulation on the federal level, we have elected to voluntarily pursue the EPA sanctions Recycling Industry Operating Standard (RIOS) responsible recycling R2 practices certification for responsible electronics recyclers which is administered by the ISRI Services Corporation.  These are defined as best practices for responsible electronics recycling that incorporates EPA-supported requirements and the quality, environmental, and health and safety (QEH&S) management system standard for the recycling industry. We are in the preliminary stages of developing our management systems so that our operations can achieve third party certification to R2 practices. We anticipate that our management systems will be consistent with ISO 14001 and OHSAS 18001 incorporating the R2 practices.  We have engaged a third party consulting firm which has significant experience to assist us in achieving our goal.  The expected completion of the certification is scheduled to occur by August 2011.

Our Employees

As of June 15, 2011, we employed 34 full-time employees and contract personnel, including four employees who are management/business development personnel, six who are operational and administrative and 24 who work in technical and warehouse fulfillment.  We maintain a satisfactory working relationship with our employees.

In March 2011 we successfully concluded negotiations with the United Electrical, Radio and Machine Workers of America union on a collective bargaining agreement.  The agreement applies to only four of our technical and warehouse positions, covering employees who were employed by us at the time of the initial union election, and the terms of the agreement do not apply to the balance of our current, or any of our future employees, in accordance with the terms negotiated.

Our Offices

Our principal executive offices are located in approximately 47,900 square feet of commercial and office space.  We lease approximately 27,300 square feet of these facilities from an unrelated third party for approximately $205,000 per year base rent plus common area expenses rent under an agreement expiring in March 2018.  In May 2011 we leased an additional approximately 20,600 square feet in adjacent premises from the same unrelated third party for an additional approximately $108,000 under a lease agreement expiring in April 2012.  We believe that these facilities are suitable for our near and mid-term future.

Our History

Access Direct, Inc., our predecessor company, was formed in September 1992 under the laws of the State of New Jersey.  We were formed in October 2000 under the laws of the State of Delaware for the purposes of redomiciling Access Direct to Delaware.  In October 2000, we entered into a merger with Access Direct and its stockholders pursuant to which the two entities were merged with our company being the survivor.

Legal Proceedings

We are not a party to, and none of our property is the subject of, any pending legal proceedings.  To our knowledge, no governmental authority is contemplating any such proceedings.

Advisory Agreements

In July 2010 we entered into an Independent Consulting and Advisory Agreement with Forge Financial Group, Inc., then a broker-dealer and member of FINRA that served as placement agent for us in our recent private offerings.  We engaged it to provide various advisory services to us for a period of July 1, 2010 through June 30, 2013.  Under the terms of the agreement, we agreed to pay Forge Financial Group, Inc. a monthly fee of $5,000 and to reimburse it for its expenses under the agreement.  In the event it is responsible for introducing us to sources of subsequent financing or to entities that enter into a merger, acquisition, joint venture, strategic alliance or distribution agreement, we agreed to pay Forge Financial Group, Inc. a fee of 10% the funds invested or loaned to us in the subsequent financing, together with five year warrants exercisable on a cashless basis to purchase 10% of the equity issued, or 5% of the value of the transaction.  The agreement contains customary confidentiality and indemnification provisions.  Effective April 2011 the Independent Consulting and Advisory Agreement with Forge Financial Group, Inc. was terminated with the mutual consent of the parties and we have no continuing compensation obligations under this agreement.

Effective April 2011 we entered into a Financial and Management Advisory Agreement with Mediterranean Securities Group, LLC, a broker-dealer and member of FINRA.  We engaged it to provide various advisory services to us for a period of April 1, 2011 through June 30, 2013.  Under the terms of the agreement, we agreed to pay the firm a monthly fee of $5,000 and to reimburse it for its expenses under the agreement.  We also agreed to pay the firm a warrant solicitation fee equal to 5% of the warrant exercise price upon the receipt of proceeds from the exercise of our Series A, Series B, Series C, Series D and Series E warrants.  In the event it is responsible for introducing us to sources of subsequent financing or to entities that enter into a merger, acquisition, joint venture, strategic alliance or distribution agreement, we agreed to pay the firm a fee of 10% the funds invested or loaned to us in the subsequent financing, together with five year warrants exercisable on a cashless basis to purchase 10% of the equity issued, or 5% of the value of the transaction payable in kind.  The agreement contains customary confidentiality and indemnification provisions.

MANAGEMENT

Directors and Executive Officers

The following individuals serve as our executive officers and members of our Board of Directors:

Name	Age	Positions

David Bernstein	41	President, Chief Executive Officer, director
Vlad Stelmak	38	Chief Operating Officer, Secretary, director
Richard Hausig	45	Director

David Bernstein.  Mr. Bernstein has served as an executive officer and director of our company and our predecessor since co-founding Access Direct in 1992.  Mr. Bernstein established the creation of customized information technology asset management programs for both government and private sector clients that facilitate the disposition/retirement services as a bundled integration solution allowing for complete-end-to-end technology lifecycle services practice.  He has created an industry standard utilizing learned best practices in information technology asset management, disposition and disposal services to protect customer data security and environmental liability for both public and private sector marketplaces. Mr. Bernstein was awarded the first General Services Administration Schedule for IT Asset Management/Disposition Services under Schedule 70 - IT Professional Services and has personally received Congressional Recommendations for IT Asset Management, Forensic Data Scrub (Department of Defense 5220.22M certified), Trade-In (Exchange/Sale), Donation processing, and Disposal services solutions.  From 2003 until 2006, Mr. Bernstein has served on the Board of Directors of The Computing Technology Industry Association (CompTIA) comprised of over 20,000 members from the information technology reseller and consulting community. He is a graduate of Rider University with a B.S. in Communications.

Vlad Stelmak.  Mr. Stelmak has served as an executive officer and director of our company and our predecessor since co-founding Access Direct in 1992. Mr. Stelmak is responsible for the management of global remarketing of both Federal agency and Fortune 1000 IT assets. He instituted best practices in performing IT asset audits/inventory with necessary data capture to ensure highest return on resale value. He has experience in the oversight of all fair market valuations of IT assets and the development with ongoing support of our proprietary fair market valuation index. Mr. Stelmak is responsible for the day-to-day operations of the Global Remarketing sales staff. He supervises the ongoing development and negotiation of new channels of product remarketing/resale. He is also responsible for locating certified EPA/DEP Recycling partners, both domestic and international, and is in charge of oversight of partner and sub-contractor compliance with our standards as well as continued audits of partner practices. Mr. Stelmak is a graduate of New York University with a B.S. in Marketing and International Business.

Richard Hausig.  Mr. Hausig has been a member of our Board of Directors since August 2008.  Since January 2010 Mr. Hausig has been Chief Operating Officer of Paisa Services, a Columbian outsource services supplier. From May 2003 until August 2009, Mr. Hausig was Chief Operating Officer of MDM Worldwide Solutions, an EDGAR filing agent.

There are no family relationships between any of the executive officers and directors.  Each director is elected at our annual meeting of stockholders and holds office until the next annual meeting of stockholders, or until his successor is elected and qualified.

Key Employees

While not executive officers or directors of our company, the following individuals play important roles in our company:

Paul Brundage.  Mr. Brundage has served as our Senior Vice President - Sales since August 2002.  Mr. Brundage is directly responsible for all sales and marketing programs, as well as several operational departments within our company. Since joining the organization, Mr. Brundage has developed key partnerships and corporate enterprise accounts. Prior to joining our company, Mr. Brundage has held a number of sales and marketing roles with a varied degree of IT discipline. Mr. Brundage is a graduate of New York University, having received a B.A. in Organizational Behavior and Communication, and is the recipient of a Founder’s Day Award for academic excellence.

John S. Esposito.  Mr. Esposito has served as our Corporate Counsel since 2001 and devotes approximately 50% of his time to the business and affairs of our company.  Mr. Esposito is a practicing attorney admitted in New York and New Jersey as well as the federal courts. His responsibilities for our company include contracts, government relations, business development and technology law.  Mr. Esposito received a B.A. from St. John's University in 1981 and his J.D. from Fordham University School of Law in 1984. He was an Assistant District Attorney in the New York County District Attorney's Office from 1984 through 1991.

Ted Knapp.  Mr. Knapp recently joined our company as the Director of Security and Compliance, where he will leverage his experience in the IT security and environmental areas to assist us in achieving our regulatory environmental certifications and security requirements.  Mr. Knapp’s responsibilities include monitoring facility and processes for loss prevention and also managing and creating policies and procedures for production and safety.  He is a veteran of the IT security and laptop industry. He carries with him over 25 years of technical, sales and operational background with over 15 years of experience in the end of life arena. His focus has been to streamline the process and maintain the highest level of quality in production, while adhering to the guidelines of the recycling industry. Mr. Knapp is also the President of Work Vessels for Vets, an all-volunteer movement assisting returning veterans to begin their civilian careers or educational pursuits by acquiring and distributing the necessary start-up tools.

Director Qualification

Our Board of Directors is currently comprised of three individuals, each of whom was a founder of our company.  Each of Messrs. Bernstein and Stelmak, who are also our executive officers, have over 20 years experience in management of legacy IT and ITAD services.  Mr. Hausig, who is currently an independent director, was also a founder of our company and has significant institutional knowledge about our company and our industry.  Our Board concluded that as a result of these directors individual experience, qualifications, attributes or skills that such person should be serving as a member of our Board of Directors as of the date of this prospectus in light of our business and structure. In addition to their individual skills and backgrounds which are focused on our industry as well as financial and managerial experience, we believe that the collective skills and experience of our Board members are well suited to guide us as we continue to grow our company.  We expect to expand our Board of Directors in the future to include additional independent directors.  In adding additional members to our Board, we will consider each candidate’s independence, skills and expertise based on a variety of factors, including the person’s experience or background in management, finance, regulatory matters and corporate governance.  Further, when identifying nominees to serve as director, we expect that our Board will seek to create a Board that is strong in its collective knowledge and has a diversity of skills and experience with respect to accounting and finance, management and leadership, vision and strategy, business operations, business judgment, industry knowledge and corporate governance.

Director Compensation

We have not established standard compensation arrangements for our directors and the compensation payable to each individual for their service on our Board is determined from time to time by our Board of Directors based upon the amount of time expended by each of the directors on our behalf. Currently, executive officers of our company who are also members of the Board of Directors do not receive any compensation specifically for their services as directors.  We did not compensate our non-employee director during the 2010 for his services as a director.

Code of Ethics

We have adopted a Code of Conduct that applies to our President, Chief Executive Officer, Chief Financial Officer Chief Accounting Officer or Controller and any other persons performing similar functions. This Code provides written standards that we believe are reasonably designed to deter wrongdoing and promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships, and full, fair, accurate, timely and understandable disclosure in reports we file with the Securities Exchange Commission. A copy of our Code of Business Conduct and Ethics has been filed with the Securities and Exchange Commission as an exhibit to the registration statement of which this prospectus is a part.

Committees of our Board of Directors and the Role of our Board in Risk Oversight

Mr. Bernstein serves as both our Chief Executive Officer and as one of the three members of our Board of Directors.  Mr. Hausig is considered an independent director, but we do not have a “lead” independent director.  The Board of Directors oversees our business affairs and monitors the performance of management.  In accordance with our corporate governance principles, the Board of Directors does not involve itself in day-to-day operations.  Our independent director keeps himself informed through discussions with our executive officers and by reading the reports and other materials that we send him and by participating in Board of Directors meetings.  At the present stage of our company, our Board believes that in the context of risk oversight, by combining the positions of Chairman of the Board and Chief Executive Officer, the Board gains valuable perspective that combines operational experience of a member of management with the oversight focus of a member of the Board.

We have not established any committees, including an Audit Committee, a Compensation Committee or a Nominating Committee, any committee performing a similar function. The functions of those committees are being undertaken by Board of Directors as a whole.  Because we only have one independent director, we believe that the establishment of these committees would be more form over substance.

We do not have a policy regarding the consideration of any director candidates which may be recommended by our stockholders, including the minimum qualifications for director candidates, nor has our Board of Directors established a process for identifying and evaluating director nominees. Further, when identifying nominees to serve as director, while we do not have a policy regarding the consideration of diversity in selecting directors, at such time as we expand our Board, our Board will seek to create a Board of Directors that is strong in its collective knowledge and has a diversity of skills and experience with respect to accounting and finance, management and leadership, vision and strategy, business operations, business judgment, industry knowledge and corporate governance.  We have not adopted a policy regarding the handling of any potential recommendation of director candidates by our stockholders, including the procedures to be followed.  Our Board has not considered or adopted any of these policies as we have never received a recommendation from any stockholder for any candidate to serve on our Board of Directors.  Given our relative size, we do not anticipate that any of our stockholders will make such a recommendation in the near future. While there have been no nominations of additional directors proposed, in the event such a proposal is made, all members of our Board will participate in the consideration of director nominees.  In considering a director nominee, it is likely that our Board will consider the professional and/or educational background of any nominee with a view towards how this person might bring a different viewpoint or experience to our Board.

None of our directors is an “audit committee financial expert” within the meaning of Item 407(d) of Regulation S-K. In general, an “audit committee financial expert” is an individual member of the audit committee or Board of Directors who:

●	understands generally accepted accounting principles and financial statements,
●	is able to assess the general application of such principles in connection with accounting for estimates, accruals and reserves,
●	has experience preparing, auditing, analyzing or evaluating financial statements comparable to the breadth and complexity to our financial statements,
●	understands internal controls over financial reporting, and
●	understands audit committee functions.

Our securities are not quoted on an exchange that has requirements that a majority of our Board members be independent and we are not currently otherwise subject to any law, rule or regulation requiring that all or any portion of our Board of Directors include “independent” directors, nor are we required to establish or maintain an Audit Committee or other committee of our Board of Directors.

EXECUTIVE COMPENSATION

The following table summarizes all compensation recorded by us in the past two years for:

●	our principal executive officer or other individual serving in a similar capacity,
●
our two most highly compensated executive officers other than our principal executive officer who were serving as executive officers at June 30, 2010 as that term is defined under Rule 3b-7 of the Securities Exchange Act of 1934, and

●	up to two additional individuals for whom disclosure would have been required but for the fact that the individual was not serving as an executive officer at June 30, 2010.

For definitional purposes, these individuals are sometimes referred to as the “named executive officers.” The value of stock awards is computed in accordance with ASC Topic 718.

SUMMARY COMPENSATION TABLE
Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($) (e)	Option Awards ($) (f)	Non-Equity Incentive Plan Compensation ($) (g)	Nonqualified Deferred Compensation Earnings ($) (h)	All Other Compensation ($) (i)	Total ($) (j)
David Bernstein, Chief Executive Officer 1	2010	177,917	0	0	0	0	0	9,942	187,859
	2009	208,331	0	1,476,000	0	0	0	12,448	1,696,779

Vlad Stelmak, Chief Operating Officer 2	2010	177,917	0	0	0	0	0	11,129	189,046
	2009	208,331	0	1,476,000	0	0	0	11,110	1,695,441
———————
1           All other compensation in 2010 and 2009 represents the automobile allowance Mr. Bernstein is entitled to under the terms of his employment agreement.  Stock awards in 2009 represent the value of 13,750,000 shares of our common stock issued to him under the terms of his employment agreement.

2           All other compensation in 2010 and 2009 represents the automobile allowance Mr. Stelmak is entitled to under the terms of his employment agreement.  Stock awards in 2009 represent the value of 13,750,000 shares of our common stock issued to him under the terms of his employment agreement.

Employment Agreements with our Executive Officers

Effective July 1, 2010 we entered into new three year employment agreements with each of Messrs. Bernstein and Stelmak which superseded their prior agreements.  Under the terms of these agreements, we pay each of them an annual salary of $180,000, and they are entitled to an annual bonus of 1% of our revenues up to a maximum of $40,000.  Each of these executive officers is also entitled to a $925 per month automobile allowance and participation in all benefit programs we offer our employees.  The agreements, which contain an automatic yearly renewal provision, contain customary confidentially and non-compete provisions.  Each employee's employment may be terminated upon his death or disability and with or without cause. In the event we should terminate his employment upon his death or disability, he is entitled to his base salary for a period of one year from the date of termination.  In the event we should terminate the agreement for cause or if he should resign, he is entitled to payment of his base salary through the date of termination. At our option we may terminate his employment without cause, in which event he is entitled to payment of his base salary and bonus through the date of termination together with one years’ salary payable over six months from the date of termination.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information concerning unexercised options, stock that has not vested and equity incentive plan awards for each named executive officer outstanding as of June 30, 2010:

OPTION AWARDS						STOCK AWARDS
Name (a)	Number of securities underlying unexercised options (#) exercisable (b)	Number of Securities Underlying Unexercised options (#) unexercisable (c)	Equity Incentive plan awards: Number of Securities Underlying Unexercised Unearned options (#) (d)	Option Exercise price ($) (e)	Option Expiration date (f)	Number of shares or units of stock that have not vested (#) (g)	Market value of shares or units of stock that have not vested ($)1 (h)	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested (#) (i)	Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested ($)1 (j)

David Bernstein	0	0	0	0	0	0	0	0	0

Vlad Stelmak	0	0	0	0	0	0	0	0	0

Limitation on Liability

Our Certificate of Incorporation and By-laws provide for the indemnification of our directors and officers to the fullest extent permitted by the Delaware General Corporation Law.  Section 145 of the Delaware General Corporation Law permits a corporation, under specified circumstances, to indemnify its directors, officers, employees or agents against expenses, including attorney's fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties by reason of the fact that they were or are directors, officers, employees or agents of the corporation, if such directors, officers, employees or agents acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors, officers, employees or agents in connection with the defense or settlement of any action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors, officers, employees or agents are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.  Our Certificate of Incorporation contains a provision which eliminates, to the fullest extent permitted by the Delaware General Corporation Law, director liability for monetary damages for breaches of the fiduciary duty of care or any other duty as a director.

Insofar as the limitation of, or indemnification for, liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, or persons controlling us pursuant to the foregoing, or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such limitation or indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In February 2010, we entered into a Stock Purchase Agreement with Mr. Richard Hausig, a member of our Board of Directors.  Under the terms of the agreement, we repurchased 15,000,000 shares of our common stock owned by him for $45,000, of which $10,000 was paid on the date of the agreement and the balance was paid in 10 equal monthly installments of $3,500 through December 2010. The purchase price we paid for these shares was determined by negotiation between the parties, and was not based upon any recognized criteria of value, such as the book value of our stock or an appraisal from a third party. The shares which were repurchased included his original holdings in our company together with 50,000 shares issued to him in August 2008 as compensation for services as a member of our Board of Directors.  The 15,000,000 shares have been cancelled and returned to the status of authorized but unissued shares of our common stock.

There are no assurances that the terms of the transactions with the related parties are comparable to terms we could have obtained from unaffiliated third parties.

Director Independence

Mr. Hausig is considered is independent within The NASDAQ Stock Market’s director independence standards pursuant to Marketplace Rule 5605.

PRINCIPAL STOCKHOLDERS

At June 15, 2011 we had 104,458,636 shares of our common stock issued and outstanding. The following table sets forth information regarding the beneficial ownership of our common stock as of June 15, 2011 by:

●	each person known by us to be the beneficial owner of more than 5% of our common stock;
●	each of our directors;
●	each of our named executive officers; and
●	our named executive officers, directors and director nominees as a group.

Unless otherwise indicated, the business address of each person listed is in care of 17-09 Zink Place, Unit 1, Fair Lawn, NJ  07410.  The percentages in the table have been calculated on the basis of treating as outstanding for a particular person, all shares of our common stock outstanding on that date and all shares of our common stock issuable to that holder in the event of exercise of outstanding options, warrants, rights or conversion privileges owned by that person at that date which are exercisable within 60 days of that date. Except as otherwise indicated, the persons listed below have sole voting and investment power with respect to all shares of our common stock owned by them, except to the extent that power may be shared with a spouse.

	Amount and Nature of Beneficial Ownership 1
Name	# of Shares	% of Class
David Bernstein	26,250,000	25.1%
Vlad Stelmak	22,500,000	21.5%
Richard Hausig	0	-
All named executive officers and directors as a group (three persons)	48,750,000	46.7%
John Esposito	8,832,700	8.5%
The Clifford Group 1	13,500,000	12.9%
Donald E. Wray 2	8,435,790	7.4%

1           Includes:

●           10,750,000 shares held of record by The Clifford Group; and
●           2,750,000 shares held of record by Mr. Clifford Brune.

The address of The Clifford Group is 190 N. Savanna Court, Lake Forest, IL  60045.

2           Includes:

●	1,250,000 shares held by Mr. Wray which are presently outstanding;
●	3,685,790 shares underlying a $250,000 principal amount 12% convertible promissory note held jointly with his wife, including shares issuable upon the payment of interest under this note,
●	3,500,000 shares issuable upon the exercise of warrants with exercise prices ranging from $0.15 to $0.25 per share.

Mr. Wray’s address is 2601 Johnson Road, Springdale, AR  72762.

Securities Authorized For Issuance Under Equity Compensation Plans

The following table sets forth securities authorized for issuance under any equity compensation plans approved by our stockholders as well as any equity compensation plans not approved by our stockholders as of June 30, 2010.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Plan category

Plans approved by our stockholders:
2010 Equity Compensation Plan	0	n/a	12,000,000

Plans not approved by stockholders:	0	n/a	0

2010 Equity Compensation Plan

On June 28, 2010, our Board of Directors authorized our 2010 Equity Compensation Plan covering 12,000,000 shares of common stock.  The plan was approved by our stockholders on June 28, 2010.  The purpose of the plan is to enable us to offer to our employees, officers, directors and consultants, whose past, present and/or potential contributions to our company have been, are or will be important to our success, an opportunity to acquire a proprietary interest in our company.  The 2001 Equity Compensation Plan is administered by our Board of Directors. Plan options may either be:

●           incentive stock options (ISOs),
●           non-qualified options (NSOs),
●           awards of our common stock, or
●           rights to make direct purchases of our common stock which may be subject to certain restrictions.

Any option granted under the 2010 Equity Compensation Plan must provide for an exercise price of not less than 100% of the fair market value of the underlying shares on the date of grant, but the exercise price of any ISO granted to an eligible employee owning more than 10% of our outstanding common stock must not be less than 110% of fair market value on the date of the grant.  The plan further provides that with respect to ISOs the aggregate fair market value of the common stock underlying the options which are exercisable by any option holder during any calendar year cannot exceed $100,000.  The term of each plan option and the manner in which it may be exercised is determined by the Board of Directors or the compensation committee, provided that no option may be exercisable more than 10 years after the date of its grant and, in the case of an incentive option granted to an eligible employee owning more than 10% of the common stock, no more than five years after the date of the grant.  In the event of any stock split of our outstanding common stock, the Board of Directors in its discretion may elect to maintain the stated amount of shares reserved under the plan without giving effect to such stock split.  Subject to the limitation on the aggregate number of shares issuable under the plan, there is no maximum or minimum number of shares as to which a stock grant or plan option may be granted to any person.  Our Board of Directors has not yet made any grants under the 2010 Equity Compensation Plan.

DESCRIPTION OF SECURITIES

Our authorized capital stock consists of 200,000,000 shares of common stock, $0.01 par value per share, and 5,000,000 shares of preferred stock, par value $0.01 per share.  As of July 15, 2011, there are 104,458,636 shares of common stock and no shares of preferred stock issued and outstanding.

Common stock

Holders of common stock are entitled to one vote for each share on all matters submitted to a stockholder vote.  Holders of common stock do not have cumulative voting rights.  Holders of common stock are entitled to share in all dividends that the Board of Directors, in its discretion, declares from legally available funds.  In the event of our liquidation, dissolution or winding up, subject to the preferences of any shares of our preferred stock which may then be outstanding, each outstanding share entitles its holder to participate in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock.

Holders of common stock have no conversion, preemptive or other subscription rights, and there are no redemption provisions for the common stock.  The rights of the holders of common stock are subject to any rights that may be fixed for holders of preferred stock, when and if any preferred stock is authorized and issued.  All outstanding shares of common stock are duly authorized, validly issued, fully paid and non-assessable.

Preferred stock

Our Board of Directors, without further stockholder approval, may issue preferred stock in one or more series from time to time and fix or alter the designations, relative rights, priorities, preferences, qualifications, limitations and restrictions of the shares of each series.  The rights, preferences, limitations and restrictions of different series of preferred stock may differ with respect to dividend rates, amounts payable on liquidation, voting rights, conversion rights, redemption provisions, sinking fund provisions and other matters.  Our Board of Directors may authorize the issuance of preferred stock, which ranks senior to our common stock for the payment of dividends and the distribution of assets on liquidation.  In addition, our Board of Directors can fix limitations and restrictions, if any, upon the payment of dividends on our common stock to be effective while any shares of preferred stock are outstanding.

The rights granted to the holders of any series of preferred stock could adversely affect the voting power of the holders of common stock and issuance of preferred stock may delay, defer or prevent a change in our control.

12% Convertible Promissory Notes

In January 2011 and February 2011 we issued and sold $550,000 principal amount 12% convertible promissory notes in a private offering.  The notes are unsecured and pay interest at 12% per annum, in arrears, in shares of our common stock valued at $0.10 per share.  The notes mature on December 31, 2013, provided, however, that in our sole option we may extend the maturity date until December 31, 2014 if the note is not converted by December 31, 2013.  The notes are convertible at any time at the option of the holder into shares of our common stock at a conversion price of $0.10 per share.  At any time that the closing price of our common stock on any exchange on which it might be listed or in the over the counter market equals or exceeds $0.20 per share for 20 consecutive trading days, we have the right to convert the notes into shares of our common stock at a conversion price of $0.10 per share. The conversion price of the note is subject to proportional adjustment in the event of stock splits, dividends, recapitalizations and similar corporate events.

Common stock purchase warrants

Warrants Included in the 2010 Unit Offering

In October 2010, we closed the sale of 5,250,000 units of our securities which resulted in gross proceeds to us of $525,000.  The securities issued in this 2010 unit offering included Series A Warrants to purchase 5,250,000 shares of our common stock and Series B Warrants to purchase 5,250,000 shares of our common stock.  Each Series A Warrant is exercisable into one share of common stock for three years from issuance at an exercise price of $0.15 per share.  Each Series B Warrant is exercisable into one share of common stock for three years from issuance at an exercise price of $0.25 per share.  The Series B Warrant is not exercisable by the holder unless the Series A Warrant has previously been exercised.  The exercise price of the warrants and the number of shares of our common stock issuable upon the exercise of the warrants are subject to proportional adjustment in the event of stock splits, dividends, recapitalizations or similar transactions.  Upon 30 days’ notice, we have the right to call any series of warrants at $0.01 per warrant at any time that the average 20-day last sale price exceeds 200% of the respective warrant exercise price.  Other than the exercise price and call provisions of each series of warrant, and the restriction on the exercisability of the Series B Warrant, all other terms and conditions of the warrants are the same.

As partial compensation for the placement agent services in this offering, we issued to the designees of Forge Financial Group, Inc., a broker-dealer that served as placement agent for us in this offering, five-year warrants (the “2010 Placement Agent Warrants”) to purchase a 10% of the units sold in the 2010 unit offering at a purchase price of $0.10 per Placement Agent Warrant.  The 2010 Placement Agent Warrants are exercisable on a cashless basis.  The Series A Warrants and Series B Warrants included in the 2010 Placement Agent Warrants are also exercisable on a cashless basis for three years.  The exercise price of the 2010 Placement Agent Warrants and the Series A and Series B Warrants included in the 2010 Placement Agent Warrants are subject to proportional adjustment for stock splits, dividends and similar corporate events.

Warrants Included in the 2011 Note Offering

In connection with the 12% convertible promissory notes offering, we issued the purchasers Series C Warrants to purchase an aggregate of 2,200,000 shares of our common stock at an exercise price of $0.15 per share.  The exercise price of the Series C warrant is subject to adjustment in the event of stock splits, dividends, recapitalizations and similar corporate events.

Forge Financial Group, Inc. also served as placement agent in the 2011 note offering.  As partial compensation for its services to us, we issued its designees a five-year warrant (the “Note Placement Agent Warrants”) to purchase 550,000 shares of our common stock and Series C warrants exercisable at $0.15 per share into 220,00 shares of our common stock at a purchase price of $0.10 per Note Placement Agent Warrant.  Both the Note Placement Agent Warrants and the Series C warrants included in the Note Placement Agent Warrants are exercisable on a cashless basis.  The exercise price of the Note Placement Agent Warrants is subject to proportional adjustment for stock splits, dividends and similar corporate events.

Warrants Included in 2011 Unit Offering

In March 2011, we closed the sale of 125,000 units of our securities which resulted in gross proceeds to us of $12,500.  The securities issued in this 2010 unit offering included Series D Warrants to purchase 125,000 shares of our common stock and Series E Warrants to purchase 125,000 shares of our common stock.  Each Series D Warrant is exercisable into one share of common stock for three years from issuance at an exercise price of $0.15 per share.  Each Series E Warrant is exercisable into one share of common stock for three years from issuance at an exercise price of $0.25 per share.  The Series E Warrant is not exercisable by the holder unless the Series D Warrant has previously been exercised.  The exercise price of the warrants and the number of shares of our common stock issuable upon the exercise of the warrants are subject to proportional adjustment in the event of stock splits, dividends, recapitalizations or similar transactions.  Upon 30 days’ notice, we have the right to call any series of warrants at $0.01 per warrant at any time that the average 20-day last sale price exceeds 200% of the respective warrant exercise price.  Other than the exercise price and call provisions of each series of warrant, and the restriction on the exercisability of the Series E Warrant, all other terms and conditions of the warrants are the same.

As partial compensation for the placement agent services in this offering, we issued to the designees of Forge Financial Group, Inc., a broker-dealer that served as placement agent for us in this offering, five-year warrants (the “2011 Placement Agent Warrants”) to purchase a 10% of the units sold in the 2011 unit offering at a purchase price of $0.10 per Placement Agent Warrant.  The 2011 Placement Agent Warrants are exercisable on a cashless basis.  The Series D Warrants and Series E Warrants included in the 2011 Placement Agent Warrants are also exercisable on a cashless basis for three years.  The exercise price of the 2011 Placement Agent Warrants and the Series D and Series E Warrants included in the 2011 Placement Agent Warrants are subject to proportional adjustment for stock splits, dividends and similar corporate events.

Transfer agent

The transfer agent and registrar for our common stock is Pacific Stock Transfer Company, 4045 South Spencer Street, Suite 403, Las Vegas, Nevada 89119.

Stockholder Agreement

Five of our stockholders, including stockholders who purchased shares from us in a private offering in 2001, are subject to the terms of a Stockholder Agreement pursuant to which we have a right of first refusal to purchase these shares should the stockholder wish to sell the securities.  This right of first refusal automatically terminates at such time as we undertake an initial public offering resulting in gross proceeds to us of at least $10 million.

SELLING SECURITY HOLDERS

At J uly 15, 2011 we had 104,458,636 shares of our common stock issued and outstanding. This prospectus relates to periodic offers and sales of up to 39,297,960 shares of our common stock by the selling security holders listed below and their pledgees, donees and other successors in interest, which underlie outstanding warrants held by the selling security holders, including:

●	15,875,000 shares which are presently outstanding;
●	1,087,500 shares issuable upon the exercise of the placement agent warrants issued in our various private offerings closed in 2010 and 2011;
●	8,090,460 shares issuable as interest payment and upon the possible conversion of the 12% convertible promissory notes, and
●	14,245,000 shares issuable upon the possible exercise of warrants with an exercise price ranging from $0.15 to $0.25 per share.

The following table sets forth:

●	the name of each selling security holder,
●	the number of common shares owned, and
●	the number of common shares being registered for resale by the selling security holder.

Information on beneficial ownership of securities is based upon a record list of our stockholders. We may amend or supplement this prospectus from time to time to update the disclosure set forth in this prospectus. All of the securities owned by the selling security holders may be offered hereby. Because the selling security holders may sell some or all of the securities owned by them, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the securities, no estimate can be given as to the number of securities that will be held by the selling security holders upon termination of any offering made hereby.

Name of Selling Security Holder	Number of Shares Owned	Shares to be offered	Shares to be owned after offering	Percentage to be owned after offering

David Berger 1	375,000	375,000	0	0
Miriam Booth 1	375,000	375,000	0	0
Joel Brody 1	375,000	375,000	0	0
James E. Buckley 1	375,000	375,000	0	0
Robert DeViron 1	375,000	375,000	0	0
Peter DuBois 1	375,000	375,000	0	0
Sten-Anders Fellam 2	750,000	750,000	0	0
Anthony D. Ivankovich 3	3,833,380	3,833,380	0	0
Frank Jichetti 1	375,000	375,000	0	0
Edward Kaczmarek Trust 4	375,000	375,000	0	0
Alfred J. Krzewina 1	375,000	375,000	0	0
Jeffrey Levine 2	750,000	750,000	0	0
Margaret Lewis 2	750,000	750,000	0	0
Byron Main 1	375,000	375,000	0	0
Jay Marcus 2	750,000	750,000	0	0
Philip Marquis and Francine Marquis, JTWROS 1	375,000	375,000	0	0
Kyia McFadden 1	375,000	375,000	0	0
Philip G. Meng 1	375,000	375,000	0	0
Graham Mitchell 2	750,000	750,000	0	0
Michael Shaevitz and Susan Shaevitz, JTWROS 1	375,000	375,000	0	0
Gerald Sperling and Seena Sperling, JTWROS 5	1,250,564	1,250,564	0	0
Lewis W. Tabb, III 1	375,000	375,000	0	0
Orin J. Whatley 1	375,000	375,000	0	0
Donald Wray 6	8,435,790	8,435,790	0	0
Edward Feighan 7	3,271,190	3,271,290	0	0
Ira Krell 1	375,000	375,000	0	0
Jared Schwalb 8	1,364,950	1,364,950	0	0
Alan Jacobs and Susan Jacobs, JTWROS 9	1,735,500	1,735,500	0	0
Michael Jacobs 9	1,735,500	1,735,500	0	0
Andrew Garbarini 10	1,369,500	1,369,500	0	0
Robert Beeman 11	260,000	260,000	0	0
Vincent Marra 12	15,000	15,000	0	0
Amy Keebler 13	35,336	35,336	0	0
Howard Mofshin 14	1,682,800	1,682,800	0	0
Joseph Conti	350,000	350,000	0	0
Herbert Tabin	833,350	833,350	0	0
Madeline Tabin	833,350	833,350	0	0
Brainard Ventures LLC 15	1,666,650	1,666,650	0	0
Susan Schneider	120,000	120,000	0	0
Steven I. Weinberger	125,000	125,000	0	0
Roxanne K. Beilly	125,000	125,000	0	0
Ella Chesnutt	125,000	125,000	0	0
Sydney Monda	5,000	5,000	0	0
Total		39,297,960
———————
1	The number of shares owned and offered includes 125,000 shares which are presently outstanding and 250,000 shares issuable upon the exercise of warrants.

2	The number of shares owned and offered includes 250,000 shares which are presently outstanding and 500,000 shares issuable upon the exercise of warrants.

3
The number of shares owned and offered includes 500,000 shares which are presently outstanding, 1,833,380 issuable as interest and upon conversion of a 12% convertible promissory note and 1,500,000 shares issuable upon the exercise of warrants.

4
The number of shares owned and offered includes 125,000 shares which are presently outstanding and 250,000 shares issuable upon the exercise of warrants.  Mr. Edward Kaczmarek, as trustee, holds voting and dispositive control over securities held of record by the trust.

5	The number of shares owned and offered includes 675,000 shares which are presently outstanding and 575,564 shares issuable upon the exercise of warrants.

6
The number of shares owned and offered includes 1,250,000 shares which are presently outstanding, 3,685,790 issuable as interest and upon conversion of a 12% convertible promissory note and 3,500,000 shares issuable upon the exercise of warrants.  Certain of these securities are held as joint tenants with his wife, Linda.

7	The number of shares owned and offered includes 2,571,290 issuable as interest and upon conversion of a 12% convertible promissory note and 700,000 shares issuable upon the exercise of a warrant.

8
The number of shares owned and offered includes 250,000 shares which are presently outstanding, 551,050 shares issuable upon the exercise of placement agent warrants and 563,900 shares issuable upon the exercise of warrants.

9
The number of shares owned and offered includes 1,325,000 shares which are presently outstanding, 182,000 shares issuable upon the exercise of placement agent warrants and 228,500 shares issuable upon the exercise of warrants.

10
The number of shares owned and offered includes 1,175,000 shares which are presently outstanding, 75,500 shares issuable upon the exercise of placement agent warrants and 119,000 shares issuable upon the exercise of warrants.

11
The number of shares owned and offered includes 125,000 shares which are presently outstanding, 45,000 shares issuable upon the exercise of placement agent warrants and 90,000 shares issuable upon the exercise of warrants.

12	The number of shares owned and offered includes 5,000 shares issuable upon the exercise of placement agent warrants and 15,000 shares issuable upon the exercise of warrants.

13
The number of shares owned and offered includes 25,000 shares which are presently outstanding, 4,512 shares issuable upon the exercise of placement agent warrants and 5,824 shares issuable upon the exercise of warrants.

14	The number of shares owned and offered includes 1,666,650 shares which are presently outstanding and 16,150 shares issuable upon the exercise of warrants.

15	Mr. Donald Brainard holds voting and dispositive control over securities held of record by Brainard Ventures LLC.

None of the selling security holders are broker-dealers or affiliates of broker-dealers, other than Messrs. Alan Jacobs, Michael Jacobs, Conti, Garbarini, Beeman and Marra, and Ms. Keebler who were employees of Forge Financial Group, Inc.  Forge Financial Group, Inc. received shares of our common stock as compensation for consulting services and placement agent warrants for its services in the ordinary course of its business as the placement agent for our 2010 unit offering, our 2011 note offering and our 2011 unit offering.  Forge Financial Group, Inc. transferred a portion of the warrants it received from us as compensation to Messrs. Alan Jacobs, Michael Jacobs, Conti, Garbarini, Beeman and Marra, and Ms. Keebler as compensation to them in the regular course of their employment with that firm.  At the time of the receipt of the warrants, neither Messrs. Alan Jacobs, Michael Jacobs, Conti, Garbarini, Beeman and Marra, nor Ms. Keebler had any agreement or understanding, directly or indirectly, with any person to distribute those securities.  None of the selling security holders has, or within the past three years has had, any position, office or other material relationship with us or any of our predecessors or affiliates, other than as described previously in this section.

We have agreed to pay full costs and expenses, incentives to the issuance, offer, sale and delivery of the shares, including all fees and expenses in preparing, filing and printing the registration statement and prospectus and related exhibits, amendments and supplements thereto and mailing of those items. We will not pay selling commissions and expenses associated with any sale by the selling security holders.

PLAN OF DISTRIBUTION

The selling security holders may sell some or all of their shares at a fixed price of $0.10 per share until our shares are quoted on the OTCBB and thereafter at prevailing market prices or privately negotiated prices. Prior to being quoted on the OTC Bulletin Board, stockholders may sell their shares in private transactions to other individuals. Although our common stock is not listed on a public exchange, we will seek a market maker to make a filing to obtain a listing on the OTCBB upon the effectiveness of the registration statement of which this prospectus is a part. In order to be quoted on the OTC Bulletin Board, a market maker must file an application on our behalf in order to make a market for our common stock. There can be no assurance that a market maker will agree to file the necessary documents with FINRA, which operates the OTC Bulletin Board, nor can there be any assurance that such an application for quotation will be approved. However, sales by selling security holder must be made at the fixed price of $0.10 until a market develops for the stock.

At such time, if ever, that our common stock is approved for quotation on the OTC Bulletin Board, each selling stockholder of the common stock and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock covered hereby on the OTC Bulletin Board or any other stock exchange, market or trading facility on which the shares are traded or in private transactions.  These sales may be at fixed or negotiated prices.  A selling stockholder may use any one or more of the following methods when selling shares:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
●	an exchange distribution in accordance with the rules of the applicable exchange;
●	privately negotiated transactions;
●	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;
●	in transactions through broker-dealers that agree with the selling security holders to sell a specified number of such shares at a stipulated price per share;
●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
●	a combination of any such methods of sale; or
●	any other method permitted pursuant to applicable law.

The selling security holders may also sell shares under Rule 144 under the Securities Act of 1933 if available, rather than under this prospectus.

Broker-dealers engaged by the selling security holders may arrange for other brokers-dealers to participate in sales.  Broker-dealers may receive commissions or discounts from the selling security holders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the common stock or interests therein, the selling security holders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume.  The selling security holders may also sell shares of the common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities.  The selling security holders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling security holders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act of 1933 in connection with such sales.  In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933.  Each selling stockholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the common stock.

We are required to pay certain fees and expenses incurred by us incident to the registration of the shares.

Because selling security holders may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, they will be subject to the prospectus delivery requirements of the Securities Act of 1933 including Rule 172 thereunder.  The selling security holders have advised us that there is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling security holders.

The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws.  In addition, in certain states, the resale shares of common stock covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Securities Exchange Act of 1934, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution.  In addition, the selling security holders will be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the selling security holders or any other person.  We will make copies of this prospectus available to the selling security holders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act of 1933).

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon for us by Schneider Weinberger LLP, 2200 Corporate Boulevard, N.W., Suite 210, Boca Raton, Florida  33431. Members and affiliates of Schneider Weinberger LLP are the owners of 500,000 shares of our common stock which are included in the shares of our common stock offered hereby.

EXPERTS

Our financial statements as of and for the years ended June 30, 2010 and 2009 included in this prospectus have been audited by Sherb & Co. LLP, independent registered public accounting firm, as indicated in their report with respect thereto, and have been so included in reliance upon the report of such firm given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the Securities and Exchange Commission the registration statement on Form S-1 under the Securities Act of 1933 for the common stock offered by this prospectus. This prospectus, which is a part of the registration statement, does not contain all of the information in the registration statement and the exhibits filed with it, portions of which have been omitted as permitted by Securities and Exchange Commission rules and regulations. For further information concerning us and the securities offered by this prospectus, we refer to the registration statement and to the exhibits filed with it. Statements contained in this prospectus as to the content of any contract or other document referred to are not necessarily complete. In each instance, we refer you to the copy of the contracts and/or other documents filed as exhibits to the registration statement.

This registration statement on Form S-1, including exhibits, is available over the Internet at the Securities and Exchange Commission’s web site at http://www.sec.gov. You may also read and copy any document we file with the Securities and Exchange Commission at its public reference facilities:

Public Reference Room Office
100 F Street, N.E.
Room 1580
Washington, D.C. 20549

You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the Securities and Exchange Commission at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Callers in the United States can also call 1-202-551-8090 for further information on the operations of the public reference facilities.

ANYTHINGIT, INC.
 Balance Sheets
 (Unaudited)

	March 31,	June 30, 2010
	2011	(1)
ASSETS
Current assets
Cash and cash equivalents	$1,895,944	$538,642
Accounts receivable, net of allowance for doubtful accounts
of $41,595 at March 31, 2011 and $56,377 at June 30, 2010	304,884	233,493
Inventories	178,843	134,859
Prepaid expenses and other current assets	14,205	21,036
Total current assets	2,393,876	928,030

Property and equipment, net	69,378	47,799

Security deposits	10,403	10,403
Total assets	$2,473,657	$986,232

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Accounts payable	$959,980	$576,616
Accrued expenses	62,407	97,605
Customer deposits	19,362	96,348
Deferred revenues	49,815	24,320
Due to related party	-	21,000
Current portion of notes payable	47,780	51,991
Total current liabilities	1,139,344	867,880

Long term debt:
Note payable bank	33,248	36,401
Convertible notes payable net of debt discount of $187,081	376,661	-
Total long-term debt	409,909	36,401

Total Liabilities	1,549,253	904,281

Commitments and contingencies

Shareholders' Equity
Preferred stock - $.01 par value
5,000,000 shares authorized; none outstanding	-	-
Common stock - $.01 par value
200,000,000 shares authorized; 104,458,636 and 99,083,636
shares issued and outstanding, respectively	1,044,586	990,836
Additional paid-in capital	6,294,580	5,792,768
Accumulated deficit	(6,414,762)	(6,626,977)
Treasury stock, at cost (15,000,000 shares at June 30, 2010)	-	(74,676)
Total shareholders' equity	924,404	81,951
Total liabilities and shareholders' equity	$2,473,657	$986,232

(1) Extracted from Audited Financial Statements

See accompanying notes to unaudited financial statements.

ANYTHINGIT, INC.
 Statements of Operations
For the Three and Nine Months Ended March 31, 2011 and 2010
(Unaudited)

	Three months ended March 31,		Nine months ended March 31,
	2011	2010	2011	2010

Net sales	$1,434,527	$922,409	$3,503,086	$3,347,387
Cost of sales	780,480	375,103	1,605,579	1,625,677
Gross profit	654,047	547,306	1,897,507	1,721,710

Operating Expenses
Selling, general and administration	608,552	402,704	1,636,082	1,219,091
Amortization of debt discount	17,007	-	17,007	-
Depreciation expense	4,473	6,975	12,880	15,110
Total operating expenses	630,032	409,679	1,665,969	1,234,201

Operating income	24,015	137,627	231,538	487,509

Other income (expense) :
Interest expense	(14,925)	(5,288)	(19,322)	(10,428)

Income before income taxes	9,090	132,339	212,216	477,081

Provision for income taxes	-	-	-	-

Net Income	$9,090	$132,339	$212,216	$477,081

Net income per common share:
Basic:	$0.00	$0.00	$0.00	$0.00
Fully diluted:	$0.00	$0.00	$0.00	$0.00

Weighted average common shares outstanding basic	104,355,858	93,750,303	102,194,950	100,353,709
Weighted average common shares outstanding diluted	108,089,192	93,750,303	103,421,227	100,353,709

See accompanying notes to unaudited financial statements.

ANYTHINGIT, INC.
 Statements of Cash Flows
For the nine months ended March 31, 2011 and 2010
(Unaudited)

	Nine months ended March 31,
	2011	2010

OPERATING ACTIVITIES
Net Income	$212,216	477,081
Adjustments to reconcile net income from operations to
net cash provided by operating activities
Depreciation	12,880	15,110
Amortization of debt discount	17,007	-
Bad debt	(14,782)	20,773
Change in operating assets and liabilities
Accounts receivable	(56,609)	(99,786)
Inventories	(43,985)	130,084
Prepaid expenses and other current assets	6,831	(7,238)
Accounts payable	383,364	(602,910)
Accrued expenses	(35,198)	26,605
Accrued interest	13,742	-
Customer deposits	(76,986)	53,098
Deferred revenues	25,495	19,760
Net cash provided by operating activities	443,975	32,577

INVESTING ACTIVITIES
Purchases of property and equipment	(34,459)	(35,031)
Net cash used in investing activities	(34,459)	(35,031)
FINANCING ACTIVITIES
Common stock issued for cash, net of costs	481,150	-
Proceeds from convertible notes payable, net of costs	495,000	-
Payments to related party	(21,000)	(13,500)
Payments on notes payable	(7,364)	(36,982)
Net cash provided by (used in) financing activities	947,786	(50,482)

Net increase (decrease) in cash and cash equivalents	1,357,302	(52,936)

Cash and cash equivalents at beginning of period	538,642	473,758

Cash and cash equivalents at end of period	$1,895,944	420,822

SUPPLEMENTAL CASH FLOW INFORMATION
Cash payments during the year for :
Interest	$5,580	$10,428
Income taxes	$5,329	$3,687

SUPPLEMENTAL DISCLOSURE OF NON-CASH TRANSACTIONS:
Purchase of Treasury Stock for Loan Payable	$-	$45,000

See accompanying notes to unaudited financial statements.

ANYTHINGIT, INC.
NOTES TO UNAUDITED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED MARCH 31, 2011 AND 2010

NOTE 1. – DESCRIPTION OF OUR BUSINESS

Access Direct, Inc., our predecessor company, was formed in September 1992 under the laws of the State of New Jersey.  We were formed in October 2000 under the laws of the State of Delaware for the purposes of redomiciling Access Direct to Delaware.  In October 2000 AnythingIT, Inc. (“the Company”) entered into a merger with Access Direct and its stockholders pursuant to which the two entities were merged with our company being the survivor.  We were initially founded as a parts dealer and reseller of used equipment to international markets such as Latin America and Europe. In 2000, as a result of the Y2K initiative, we commenced pursuing the market for IT asset disposition services within the public sector marketplace. To that end, in 2002 we were granted our initial GSA Schedule.  The terms of these schedules are five year and our current schedules are subject to renewal in 2012.  In 2006, AnythingIT, leveraging upon our experience with the federal government commenced providing services to private clients, such as General Dynamics-Itronix and CDWG, both of which we continue to conduct business with. As a result of the development of our business, the Company now employs experts in the area of technology, asset management, and logistics support. Our focus is on executing and managing secure, compliant end-of-life IT asset management and disposition services.  As part of our services, our reporting systems integrate seamlessly with our clients existing asset management systems providing clear audit trail of the asset enabling our clients the ability to assess shipping or disposal status, take inventory and generate settlement reports for every returned asset.

The Company maintains its principal office in, Fair Lawn, New Jersey.

NOTE 2. – BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The unaudited financial statements included in this report have been prepared by the Company pursuant to the rules and regulations of the Securities and Exchange Commission for interim reporting and include all adjustments (consisting only of normal recurring adjustments) that are, in the opinion of management, necessary for a fair presentation. These financial statements have not been audited.

Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been omitted pursuant to such rules and regulations for interim reporting. The Company believes that the disclosures contained herein are adequate to make the information presented not misleading. These financial statements should be read in conjunction with the financial statements and notes thereto included in the Company's Registration Statement on Form S-1 for the year ended June 30, 2010. The financial data for the three and nine month periods presented may not necessarily reflect the results to be anticipated for the complete year ended June 30, 2011.

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the Securities and Exchange Commission which contemplate continuation of the Company as a going concern. However, the Company has sustained losses from operations since inception, and net income through March 31, 2011. At March 31, 2011 the Company had an accumulated deficit of approximately $6,415,000 and cash on hand of approximately $1,896,000.

In 2011, cash on hand and cash received in our Private Placement will primarily be used to fund our ongoing operations including expanding our sales and marketing capabilities as well as for general working capital purposes.

ANYTHINGIT, INC.
NOTES TO UNAUDITED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED MARCH 31, 2011 AND 2010

Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles accepted in the United States of America requires Management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Significant estimates for the periods reported include the allowance for doubtful accounts which is based on an evaluation of our outstanding accounts receivable including the age of amounts due, the financial condition of our specific customers, knowledge of our industry segment and historical bad debt experience. This evaluation methodology has proved to provide a reasonable estimate of bad debt expense in the past and the Company intends to continue to employ this approach in our analysis of collectability.

Assumptions and estimates employed in these areas are material to our reported financial conditions and results of operations. Actual results could differ from these estimates.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. The credit risk associated with cash equivalents is considered low due to the credit quality of the issuers of the financial instruments.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash deposits. Accounts at each institution are insured by the Federal Deposit Insurance Corporation (FDIC) up to $250,000. At March 31, 2011 and June 30, 2010, the Company had $642,946 and $79,334 in excess of FDIC insured limit. While the Company periodically evaluates the credit quality of the financial institutions in which it holds deposits, it cannot reasonably alleviate the risk associated with the sudden possible failures of such institutions.

Allowance for Doubtful Accounts

The Company maintains an allowance for doubtful accounts based on the expected collectability of our accounts receivable. The Company performs credit evaluations of significant customers and establishes an allowance for doubtful accounts based on the aging of receivables, payment performance factors, historical trends and other information. In general, the Company reserves 100% of those outstanding more than 90 days. The Company evaluates and revises the reserve on a monthly basis based on a review of specific accounts outstanding and our history of uncollectible accounts.  As of March 31, 2011 and June 30, 2010, the Company recorded $41,595 and $56,377, respectively of allowance for doubtful accounts.

ANYTHINGIT, INC.
NOTES TO UNAUDITED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED MARCH 31, 2011 AND 2010

Inventory

Inventory, consisting of used computer equipment, is stated at the lower of cost or market. The Company reviews inventory for excess or obsolete inventory and writes-down obsolete or otherwise unmarketable inventory to its estimated net realizable value. No allowance is necessary at March 31, 2011 and June 30, 2010.

Property and equipment

The Company records property, equipment and leasehold improvements at historical cost. Expenditures for maintenance and repairs are recorded to expense; additions and improvements are capitalized. The Company generally provides for depreciation using the straight-line method at rates that approximate the estimated useful lives of the assets. Leasehold improvements are amortized on a straight-line basis over remaining term of the lease of twelve years.

Asset Classification	Estimated Useful Life (years)
Computers and software	3
Equipment	5
Furniture and fixtures	5 to 7

	March 31, 2011	June 30, 2010
Software	$119,959	$119,959
Furniture & Fixtures	95,339	60,880
Equipment	67,715	67,715
Leasehold improvements	15,295	15,295
Less: Accumulated depreciation	(228,930)	(216,050)
Property and Equipment, net	$69,378	$47,799

Depreciation for the nine month periods ended March 31, 2011 and 2010 was $12,880 and $15,110, respectively.

ANYTHINGIT, INC.
NOTES TO UNAUDITED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED MARCH 31, 2011 AND 2010

Revenue Recognition

For product sales, the Company recognizes revenue at the time products are shipped and title is transferred, which is in accordance with the stated shipping terms.  Revenue is recognized in accordance with these shipping terms so long as a purchase order, electronic, written or phone commitment has been received or a contract has been executed, there are no uncertainties regarding customer acceptance, the sales price is fixed and determinable and collectability is deemed probable.  If uncertainties exist regarding customer acceptance or collectability, revenue is recognized when those uncertainties have been resolved.  The Company provides a limited as-is warranty on some of its products.  The Company analyzes its estimated warranty costs and provides an allowance as necessary, based on experience.  At March 31, 2011 and June 30, 2010, a warranty reserve was not considered necessary.

Asset management fees are recognized once the services have been performed and the results reported to the client.  In those circumstances where the Company disposes of the client’s product, or purchases the product from the client for resale, revenue is recognized as a “product sale” described above.

Shipping and Handling Costs

Outbound shipping and handling costs are included in prices charged to customers and reflected as part of income in “Net Sales”. Outbound shipping related costs are included in “Cost of sales”.

Earnings Per Share

The Company adopted FASB ASC 260, Earnings Per Share. Basic earnings (loss) per share is based on the weighted effect of all common shares issued and outstanding and is calculated by dividing net income (loss) available to common stockholders by the weighted average shares outstanding during the period. Diluted earnings per share is calculated by dividing net income available to common stockholders by the weighted average number of common shares used in the basic earnings per share calculation plus the number of common shares, if any, that would be issued assuming conversion of all potentially dilutive securities outstanding. In considering the 15,332,500 outstanding warrants at March 31, 2011, the Company used the treasury stock method . For the periods ended March 31, 2011 and 2010, the 5,500,000 and 0, respectively, shares issuable upon conversion of the 12% convertible promissory notes were included in the dilutive earnings per share calculation.

The following table shows the calculation of dilutive shares:

	Three Months 2011	Nine Months 2011
Shares used in the calculation of basic earnings per share	104,355,858	102,194,950
Total dilutive effect of outstanding shares	3,733,334	1,226,277
Shares used in computation of dilutive earnings per share	108,089,192	103,421,227

ANYTHINGIT, INC.
NOTES TO UNAUDITED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED MARCH 31, 2011 AND 2010

Income Taxes

Under the asset and liability method prescribed under ASC 740, Income Taxes, The Company uses the liability method of accounting for income taxes.  The liability method measures  deferred income taxes by applying  enacted  statutory rates in effect at the  balance  sheet date to the  differences  between the tax basis of assets and  liabilities  and their  reported  amounts on the  financial statements.  The resulting deferred tax assets or liabilities are adjusted to reflect changes in tax laws as they occur.  A valuation allowance is provided when it is more likely than not that a deferred tax asset will not be realized.

The Company recognizes the financial  statement benefit of an uncertain tax position only after  considering  the  probability  that a tax  authority  would sustain  the  position  in  an   examination.  For  tax  positions   meeting  a "more-likely-than-not"   threshold,  the  amount  recognized  in  the  financial statements is the benefit  expected to be realized upon  settlement with the tax authority.  For tax positions not meeting the threshold, no financial statement benefit is recognized.  As of March 31, 2011, the Company has had no uncertain tax positions.  The Company recognizes interest and penalties, if any, related to uncertain tax positions as general and administrative expenses.  The Company currently has no federal or state tax examinations nor has it had any federal or state examinations since its inception.  All of the Company's tax years are subject to federal and state tax examination.

Share-Based Payments

There were no outstanding stock option awards for the nine month periods ended March 31, 2011 and 2010.

The Company intends to recognize share-based compensation expense in connection with our share-based awards, net of an estimated forfeiture rate and therefore only recognize compensation cost for those awards expected to vest over the service period of the award. The Company will utilize a Black-Scholes option pricing model to estimate the fair value of our stock options. Calculating share-based compensation expense requires the input of highly subjective judgment and assumptions, including estimates of expected life of the award, stock price volatility, forfeiture rates and risk-free interest rates. The assumptions used in calculating the fair value of share-based awards represent our best estimates, but these estimates involve inherent uncertainties and the application of management judgment. As a result, if factors change and the Company use different assumptions, our share-based compensation expense could be materially different in the future.

Financial Instruments

In January 2010, the FASB issued (ASU) No. 2010-06, Fair Value Measurements and Disclosures (Topic 820), “Improving Disclosures about Fair Value Measurements” (“ASU No. 2010-06”). ASU No. 2010-06 requires new disclosures about significant transfers in and out of Level 1 and Level 2 fair value measurements and the reasons for such transfers and in the reconciliation for Level 3 fair value measurements, the requirement to disclose separately information about purchases, sales, issuances and settlements. The Company adopted the provisions of ASU No. 2010-06 on January 1, 2010, except for disclosures about purchases, sales, issuances and settlements in the reconciliation for Level 3 fair value measurements. Those disclosures will be effective for financial statements issued for fiscal years beginning after December 15, 2010. The Company does not expect the impact of its adoption to be material to its financial statements.

ANYTHINGIT, INC.
NOTES TO UNAUDITED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED MARCH 31, 2011 AND 2010

Advertising

Advertising costs are charged to operations when incurred.  During the nine month periods ended March 31, 2011 and 2010, the Company incurred $109 and $13,070, respectively in advertising expense.

New Accounting Standards

The company has adopted all recently issued accounting pronouncements.  The adoption of the accounting pronouncements, including those not yet effective, is not anticipated to have a material effect on the financial position or results of operations of the Company.

NOTE 3. -  ACCOUNTS RECEIVABLE

Accounts receivable consisted of the following at March 31, 2011 and June 30, 2010:

	March 31, 2011	June 30, 2010
Accounts Receivable	$346,479	$289,870
Less: Allowance for doubtful accounts	(41,595)	(56,377)
Accounts receivable net	$304,884	$233,493

The Company’s allowance for doubtful accounts for the years ended March 31, 2011 and June 30, 2010 was $41,595 and $56,377, respectively.

NOTE 4. -   INVENTORIES

Inventories consisted of the following at March 31, 2011 and June 30, 2010:

	March 31, 2011	June 30, 2010

Finished goods	$178,843	$134,859
	$178,843	$134,859

ANYTHINGIT, INC.
NOTES TO UNAUDITED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED MARCH 31, 2011 AND 2010

NOTE 5. – RELATED PARTY TRANSACTIONS

Amounts outstanding under a loan and credit line from a bank (Note 7) are personally guaranteed by officers of the Company.

NOTE 6. – ACCRUED EXPENSES

Accrued expenses represent expenses that apply to the reported period and have not been billed by the provider or paid by the Company.

At March 31, 2011 and June 30, 2010, accrued expenses consisted of the following:

	March 31, 2011	June 30, 2010
Wages and vacation	$25,041	$38,204
Professional fees	35,485	57,500
Other	1,881	1,901
	$62,407	$97,605

NOTE 7. – LONG TERM DEBT

Loan Payable – TD Banknorth

On July 2, 2001 the Company entered into a loan agreement for the principal amount of $100,000 (one hundred thousand) dollars, maturing in October 2018 payable with varying monthly installments including interest at approximately 5.25% per annum, secured by all assets of the Company

Line of Credit Payable – American Express

The Company obtained a Business Capital line from American Express in the amount of $63,200. The line is payable in varying monthly installments including interest at approximately 9.49% per annum. The line is secured by all assets of the Company.

12% Convertible Promissory Notes

 In January and February 2011 the Company issued and sold $550,000 principal amount 12% Convertible Promissory Notes in a private offering resulting in gross proceeds of $495,000.  The notes are unsecured and pay interest at 12% per annum, in arrears, in shares of our common stock valued at $0.10 per share.  The notes mature on December 31, 2013, provided, however, that in our sole option we may extend the maturity date until December 31, 2014 if the note is not converted by December 31, 2013.  The notes are convertible at any time at the option of the holder into shares of our common stock at a conversion price of $0.10 per share.  At any time that the closing price of our common stock on any exchange on which it might be listed or in the over the counter market equals or exceeds $0.20 per share for 20 consecutive trading days, we have the right to convert the notes into shares of our common stock at a conversion price of $0.10 per share. The conversion price of the note is subject to proportional adjustment in the event of stock splits, dividends, recapitalizations and similar corporate events.  Presently, these notes are convertible into an aggregate of 5,500,000 shares of our common stock. At March 31, 2011 the Company had $13,742 in accrued interest on the notes.

ANYTHINGIT, INC.
NOTES TO UNAUDITED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED MARCH 31, 2011 AND 2010

Debt Discount

In connection with the 12% convertible promissory notes offering, we issued the purchasers Series C Warrants to purchase an aggregate of 2,200,000 shares of our common stock at an exercise price of $0.15 per share.  The exercise price of the Series C warrant is subject to adjustment in the event of stock splits, dividends, recapitalizations and similar corporate events.

In accordance with ASC 470, the Company has analyzed the beneficial nature of the conversion terms and determined that a beneficial conversion feature (BCF) existed as of February 10, 2011.  The Company calculated the value of the BCF using the intrinsic method as stipulated in ASC 470. Based on the stock price on the day of commitment, the discount as agreed to in the note, and the number of convertible shares, and the value of the options included in the units, the BCF was valued at $204,088.

The Company used the Black-Scholes option pricing model to value the warrants included in the convertible units. Included in the assumptions of this calculation, the Company used a risk-free rate of 0.85% (based on the US Treasury note yield), two year maturity, volatility of 52.68% (based on the daily historical performance of a comparable Company’s stock over two years from the commitment date), and a strike price of $0.15.

In accordance with ASC 470, the Company is amortizing the BCF over the two year term of the note. As of March 31, 2011, the Company had recognized $17,007 of amortization expense resulting in a carrying value of $187,081.

	March 31, 2011	June 30, 2010

Loan payable to TD Banknorth maturing in October 2018 payable with varying monthly installments including interest at approximately 5.25% per annum, secured by all assets of the Company	$37,977	$40,948

Line payable to American Express payable with varying monthly installments including interest at approximately 9.49% per annum, secured by all assets of the Company	43,051	47,444

12% Convertible Promissory note $550,000 principal and $13,742 in accrued interest net of debt discount of $187,081 at March 31, 2011	376,661	-
	457,689	88,392
Less : Current portion	47,780	51,991
	$409,909	$36,401

NOTE 8. – STOCKHOLDERS’ EQUITY

Our authorized capital stock consists of 200,000,000 shares of common stock, $0.01 par value per share, and 5,000,000 shares of preferred stock, par value $0.01 per share.  As of March 31, 2011 and June 30, 2010, there are 104,458,636 and 99,083,636 shares of common stock issued and outstanding, respectively and no shares of preferred stock issued and outstanding.

ANYTHINGIT, INC.
NOTES TO UNAUDITED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED MARCH 31, 2011 AND 2010

Common stock

Holders of common stock are entitled to one vote for each share on all matters submitted to a stockholder vote.  Holders of common stock do not have cumulative voting rights.  Holders of common stock are entitled to share in all dividends that the Board of Directors, in its discretion, declares from legally available funds.  In the event of our liquidation, dissolution or winding up, subject to the preferences of any shares of our preferred stock which may then be outstanding, each outstanding share entitles its holder to participate in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock.

Holders of common stock have no conversion, preemptive or other subscription rights, and there are no redemption provisions for the common stock.  The rights of the holders of common stock are subject to any rights that may be fixed for holders of preferred stock, when and if any preferred stock is authorized and issued.  All outstanding shares of common stock are duly authorized, validly issued, fully paid and non-assessable.

In October 2010, we sold 5,250,000 units of our securities to accredited investors in a private placement which resulted in gross proceeds to us of $525,000.  Each unit included consisted of one share of our common stock, one Series A Warrant and one Series B Warrant at a purchase price of $0.10 per unit.  The terms of the warrants are described later in this prospectus under “Description of Securities.”  Forge Financial Group, Inc., a broker-dealer and member of FINRA, acted as placement agent for us in this offering.  As compensation for its services, we paid Forge Financial Group, Inc. a cash commission of $52,500 and issued its designees five year warrants exercisable at $0.10 per Unit that are exercisable on a cashless basis to purchase 10% of the units sold in this offering.  We also reimbursed the placement agent $15,000 for its expenses in connection with this offering.  Under the terms of our agreement with the placement agent for this offering, in addition to the commission and other compensation paid to it for its services, we have also agreed to pay the placement agent 5% of the gross proceeds we may receive upon the exercise of any of the warrants sold in this offering.  We are using the net proceeds for general working capital.

In January 2011 and February 2011 we sold $550,000 principal amount 12% convertible promissory notes to accredited investors in a private placement and issued those investors Series C Warrants to purchase 2,200,000 shares of our common stock resulting in gross process to us of $550,000.  The terms of the notes and warrants are described later in this prospectus under “Description of Securities.” Forge Financial Group, Inc. also acted as placement agent for us in this offering.  As compensation for its services, we paid Forge Financial Group, Inc. a cash commission of $55,000 and issued its designees five-year warrants to purchase a number of shares of our common stock equal to 10% of the number of shares issuable upon conversion of the notes sold in this offering and 10% of the number of shares of our common stock issuable upon exercise of the Series C warrants sold in this offering, both of which are exercisable on a cashless basis.  We are using the net proceeds for general working capital.

 In March 2011, we sold 125,000 units of our securities to an accredited investor in a private placement which resulted in gross proceeds to us of $12,500.  Each unit included consisted of one share of our common stock, one Series D Warrant and one Series E Warrant at a purchase price of $0.10 per unit.  The terms of the warrants are described later in this prospectus under “Description of Securities.”  Forge Financial Group, Inc., a broker-dealer and member of FINRA, acted as placement agent for us in this offering.  As compensation for its services, we paid Forge Financial Group, Inc. a cash commission of $12,500 and issued its designees five year warrants exercisable at $0.10 per Unit that are exercisable on a cashless basis to purchase 10% of the units sold in this offering.  We are using the net proceeds for general working capital.

ANYTHINGIT, INC.
NOTES TO UNAUDITED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED MARCH 31, 2011 AND 2010

Preferred stock

Our Board of Directors, without further stockholder approval, may issue preferred stock in one or more series from time to time and fix or alter the designations, relative rights, priorities, preferences, qualifications, limitations and restrictions of the shares of each series.  The rights, preferences, limitations and restrictions of different series of preferred stock may differ with respect to dividend rates, amounts payable on liquidation, voting rights, conversion rights, redemption provisions, sinking fund provisions and other matters.  Our Board of Directors may authorize the issuance of preferred stock, which ranks senior to our common stock for the payment of dividends and the distribution of assets on liquidation.  In addition, our Board of Directors can fix limitations and restrictions, if any, upon the payment of dividends on our common stock to be effective while any shares of preferred stock are outstanding.

The rights granted to the holders of any series of preferred stock could adversely affect the voting power of the holders of common stock and issuance of preferred stock may delay, defer or prevent a change in our control.

Treasury Stock

During the year ended June 30, 2010, In February 2010 the Company entered into a Stock Purchase Agreement with Mr. Richard Hausig, a founder and member of our Board of Directors.  Under the terms of the agreement, the Company repurchased 15,000,000 shares of our common stock owned by him for $45,000, of which $10,000 was paid on the date of the agreement and the balance is being paid in 10 equal monthly installments of $3,500 through December 2010.  The shares which the Company repurchased included his original holdings in our company together with 2,500,000 shares issued to him in August 2008 as compensation for services as a member of our Board of Directors.  In the event the Company should fail to timely pay any of the first six monthly installments, subject to a 10 day grace period, Mr. Hausig is entitled to retain the purchase price paid by us as liquidated damages and to either receive a pro-rata return of the percentage of shares equal to the payments not received divided by the purchase price or grant us additional time to make the payments.  The 15,000,000 shares have been cancelled and returned to the status of authorized but unissued shares of our common stock.

Common Stock Purchase Warrants

Warrants Included in the 2010 Unit Offering

 In October 2010, we closed the sale of 5,250,000 units of our securities which resulted in gross proceeds to us of $525,000.  The securities issued in this 2010 unit offering included Series A Warrants to purchase 5,250,000 shares of our common stock and Series B Warrants to purchase 5,250,000 shares of our common stock.  Each Series A Warrant is exercisable into one share of common stock for three years from issuance at an exercise price of $0.15 per share.  Each Series B Warrant is exercisable into one share of common stock for three years from issuance at an exercise price of $0.25 per share.  The Series B Warrant is not exercisable by the holder unless the Series A Warrant has previously been exercised.  The exercise price of the warrants and the number of shares of our common stock issuable upon the exercise of the warrants are subject to proportional adjustment in the event of stock splits, dividends, recapitalizations or similar transactions.  Upon 30 days’ notice, we have the right to call any series of warrants at $0.01 per warrant at any time that the average 20-day last sale price exceeds 200% of the respective warrant exercise price.  Other than the exercise price and call provisions of each series of warrant, and the restriction on the exercisability of the Series B Warrant, all other terms and conditions of the warrants are the same.

 As partial compensation for the placement agent services in this offering, we issued to the designees of Forge Financial Group, Inc., a broker-dealer that served as placement agent for us in this offering, five-year warrants (the “2010 Placement Agent Warrants”) to purchase a 10% of the units sold in the 2010 unit offering at a purchase price of $0.10 per Placement Agent Warrant.  The 2010 Placement Agent Warrants are exercisable on a cashless basis.  The Series A Warrants and Series B Warrants included in the 2010 Placement Agent Warrants are also exercisable on a cashless basis for three years.  The exercise price of the 2010 Placement Agent Warrants and the Series A and Series B Warrants included in the 2010 Placement Agent Warrants are subject to proportional adjustment for stock splits, dividends and similar corporate events.

ANYTHINGIT, INC.
NOTES TO UNAUDITED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED MARCH 31, 2011 AND 2010

Warrants Included in the 2011 Note Offering

In connection with the 12% convertible promissory notes offering, we issued the purchasers Series C Warrants to purchase an aggregate of 2,200,000 shares of our common stock at an exercise price of $0.15 per share.  The exercise price of the Series C warrant is subject to adjustment in the event of stock splits, dividends, recapitalizations and similar corporate events. Forge Financial Group, Inc. also served as placement agent in the 2011 note offering.  As partial compensation for its services to us, we issued its designees a five-year warrant (the “Note Placement Agent Warrants”) to purchase 550,000 shares of our common stock and Series C warrants exercisable at $0.15 per share into 220,00 shares of our common stock at a purchase price of $0.10 per Note Placement Agent Warrant.  Both the Note Placement Agent Warrants and the Series C warrants included in the Note Placement Agent Warrants are exercisable on a cashless basis.  The exercise price of the Note Placement Agent Warrants are subject to proportional adjustment for stock splits, dividends and similar corporate events.

Warrants Included in 2011 Unit Offering

In March 2011, we closed the sale of 125,000 units of our securities which resulted in gross proceeds to us of $12,500.  The securities issued in this 2010 unit offering included Series D Warrants to purchase 125,000 shares of our common stock and Series E Warrants to purchase 125,000 shares of our common stock.  Each Series D Warrant is exercisable into one share of common stock for three years from issuance at an exercise price of $0.15 per share.  Each Series E Warrant is exercisable into one share of common stock for three years from issuance at an exercise price of $0.25 per share.  The Series E Warrant is not exercisable by the holder unless the Series D Warrant has previously been exercised.  The exercise price of the warrants and the number of shares of our common stock issuable upon the exercise of the warrants are subject to proportional adjustment in the event of stock splits, dividends, recapitalizations or similar transactions.  Upon 30 days’ notice, we have the right to call any series of warrants at $0.01 per warrant at any time that the average 20-day last sale price exceeds 200% of the respective warrant exercise price.  Other than the exercise price and call provisions of each series of warrant, and the restriction on the exercisability of the Series E Warrant, all other terms and conditions of the warrants are the same.

As partial compensation for the placement agent services in this offering, we issued to the designees of Forge Financial Group, Inc., a broker-dealer that served as placement agent for us in this offering, five-year warrants (the “2011 Placement Agent Warrants”) to purchase a 10% of the units sold in the 2011 unit offering at a purchase price of $0.10 per Placement Agent Warrant.  The 2011 Placement Agent Warrants are exercisable on a cashless basis.  The Series D Warrants and Series E Warrants included in the 2011 Placement Agent Warrants are also exercisable on a cashless basis for three years.  The exercise price of the 2011 Placement Agent Warrants and the Series D and Series E Warrants included in the 2011 Placement Agent Warrants are subject to proportional adjustment for stock splits, dividends and similar corporate events.

The Company presently has 15,332,500 warrants of our common stock outstanding, 1,295,000 of these warrants are underlying placement agent warrants issued by the Company as partial compensation to the placement agent in connection with the various private offerings of its securities.  These 1,295,000 warrants are not exercisable until the placement agent warrants are exercised.

	Options	Range of	Weighted Average
	Warrants	Exercise Price	Exercise Price
Outstanding at June 30, 2010	-		$-
Stock options granted	15,332,500	$.10 to $.25
Stock options expired	-
Outstanding at March 31, 2011	15,332,500	$.10 to $.25	$0.19

ANYTHINGIT, INC.
NOTES TO UNAUDITED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED MARCH 31, 2011 AND 2010

NOTE 9. STOCK OPTIONS AND WARRANTS

Stock Option Plans

2010 Equity Compensation Plan

On June 28, 2010, our Board of Directors authorized our 2010 Equity Compensation Plan covering 12,000,000 shares of common stock.  The plan was approved by our stockholders on June 28, 2010.  The purpose of the plan is to enable us to offer to our employees, officers, directors and consultants whose past, present and/or potential contributions to our company have been are or will be important to our success, an opportunity to acquire a proprietary interest in our company.  The 2010 Equity Compensation Plan is administered by our Board of Directors. Plan options may either be (i) incentive stock options (ISOs), (ii) non-qualified options (NSOs), (iii) awards of our common stock or (iv) rights to make direct purchases of our common stock which may be subject to certain restrictions.  Any option granted under the 2010 Equity Compensation Plan must provide for an exercise price of not less than 100% of the fair market value of the underlying shares on the date of grant, but the exercise price of any ISO granted to an eligible employee owning more than 10% of our outstanding common stock must not be less than 110% of fair market value on the date of the grant.  The plan further provides that with respect to ISOs the aggregate fair market value of the common stock underlying the options which are exercisable by any option holder during any calendar year cannot exceed $100,000.  The term of each plan option and the manner in which it may be exercised is determined by the Board of Directors or the compensation committee, provided that no option may be exercisable more than 10 years after the date of its grant and, in the case of an incentive option granted to an eligible employee owning more than 10% of the common stock, no more than five years after the date of the grant.  In the event of any stock split of our outstanding common stock, the Board of Directors in its discretion may elect to maintain the stated amount of shares reserved under the plan without giving effect to such stock split.  Subject to the limitation on the aggregate number of shares issuable under the plan, there is no maximum or minimum number of shares as to which a stock grant or plan option may be granted to any person.  Our Board of Directors has not yet made any grants under the 2010 Equity Compensation Plan.

NOTE 10. – SUBSEQUENT EVENTS

The Company has evaluated events and transactions that occurred subsequent to March 31, 2011 through May 16, 2011, the date the financial statements were issued, for potential recognition or disclosure in the accompanying financial statements. Other than the disclosures shown, the Company did not identify any events or transactions that should be recognized or disclosed in the accompanying financial statements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

AnythingIT, Inc.

We have audited the accompanying balance sheets of AnythingIT, Inc. as of June 30, 2010 and 2009 and the related statements of operations, changes in shareholders’ equity (deficit) and cash flows for the years ended June 30, 2010 and 2009. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purposes of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used, and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the statements referred to above present fairly, in all material respects, the financial position of Anything IT, Inc. as of June 30, 2010 and 2009, and the results of their operations and their cash flows for the years ended June 30, 2010 and 2009 in conformity with accounting principles generally accepted in the United States of America.

/s/ Sherb & Co., LLP
Boca Raton, Florida	Certified Public Accountants
November 29, 2010

ANYTHINGIT, INC.
 Balance Sheets

	June 30, 2010	June 30, 2009
ASSETS
Current assets
Cash and cash equivalents	$538,642	$473,758
Accounts receivable, net of allowance for doubtful accounts
of $56,377 (2010) and $33,516 (2009)	233,493	134,667
Inventories	134,859	190,935
Prepaid expenses and other current assets	21,036	3,184
Total current assets	928,030	802,544

Property and equipment, net	47,799	32,809

Security deposits	10,403	10,403
Total assets	$986,232	$845,756

LIABILITIES AND SHAREHOLDERS' EQUITY / (DEFICIT)
Current liabilities
Accounts payable	$576,616	$1,089,065
Accrued expenses	97,605	34,714
Customer deposits	96,348	32,047
Deferred revenues	24,320	-
Due to related party	21,000	-
Current portion of notes payable	51,991	87,231
Total current liabilities	867,880	1,243,057

Long term debt:
Note payable bank	36,401	40,948
Total long-term debt	36,401	40,948

Total Liabilities	904,281	1,284,005

Commitments and contingencies

Shareholders' Equity / (Deficit)
Preferred stock - $.01 par value
5,000,000 shares authorized; None Outstanding	-	-
Common stock - $.01 par value
200,000,000 shares authorized; 99,083,636 and 103,583,636
shares, issued and outstanding 2010 and 2009, respectively	990,836	1,035,836
Additional paid-in capital	5,792,768	5,729,268
Accumulated deficit	(6,626,977)	(7,170,677)
Treasury stock, at cost (15,000,000 shares)	(74,676)	(32,676)
Total shareholders' equity / (deficit)	81,951	(438,249)
Total liabilities and shareholders' equity / (deficit)	$986,232	$845,756

See accompanying notes to audited financial statements.

ANYTHINGIT, INC.
 Statements of Operations

	Year ended June 30,
	2010	2009

Net sales	$4,278,095	$2,529,065
Cost of sales	1,995,069	1,288,976
Gross profit	2,283,026	1,240,089

Operating Expenses
Selling, general and administration	1,677,798	4,507,657
Bad debt expense	27,886	54,518
Depreciation expense	20,488	37,676
Total operating expenses	1,726,172	4,599,851

Operating income (loss)	556,854	(3,359,762)

Other income (expense) :
Interest expense	(13,154)	(29,435)

Income (loss) before income taxes	543,700	(3,389,197)

Provision for income taxes	-	-

Net Income (loss)	$543,700	$(3,389,197)

Net loss per common share:
Basic and fully diluted:	$0.01	$(0.03)

Weighted average common shares outstanding basic and diluted	98,531,581	98,652,129

See accompanying notes to audited financial statements.

 ANYTHINGIT, INC.
 Statements of Changes in Shareholders' Equity (Deficit)

					Additional		Treasury	Total
	Preferred Stock		Common Stock		Paid-in	Accumulated	Stock	Equity/
	Shares	Amount	Shares	Amount	Capital	Deficit	(at cost)	(Deficit)

Balance at June 30,2008 Adjusted for 50-1 forward split on June 23, 2010	-	$-	73,583,636	$735,836	$3,077,268	$(3,781,480)	$(32,676)	$(1,052)
Common stock issued to related party for services at $0.0984	-	-	30,000,000	300,000	2,652,000	-	-	2,952,000

Net income (loss) at June 30, 2009						(3,389,197)
Balance at June 30, 2009	-	-	103,583,636	1,035,836	5,729,268	(7,170,677)	(32,676)	(438,249)
Shares repurchased at $0.003	-	-	(15,000,000)	(150,000)	147,000	-	(42,000)	(45,000)
Common stock issued for services at $0.003	-	-	5,500,000	55,000	(38,500)	-	-	16,500
Sale of common stock	-	-	5,000,000	50,000	(45,000)	-	-	5,000

Net income (loss) at June 30, 2010	-	-	-	-	-	543,700	-	543,700
Balance at June 30, 2010	-	$-	99,083,636	$990,836	$5,792,768	$(6,626,977)	$(74,676)	$81,951

See accompanying notes to audited financial statements.

ANYTHINGIT, INC.
 Statements of Cash Flows

	Year ended June 30,
	2010	2009

OPERATING ACTIVITIES
Net income (Loss)	$543,700	$(3,389,197)
Adjustments to reconcile net income (loss) from operations to net cash provided by operating activities
Depreciation	20,488	37,676
Bad debt	27,886	54,518
Non-cash stock based compensation	16,500	2,952,000
Change in operating assets and liabilities
Accounts receivable	(126,712)	(38,695)
Inventories	56,076	27,115
Prepaid expenses and other assets	(17,852)	20,305
Security deposit	-	25,373
Accounts payable	(512,449)	712,271
Accrued expenses	62,891	29,858
Customer deposits	64,301	32,047
Deferred revenues	24,320	-
Net cash provided by operating activities	159,149	463,271

INVESTING ACTIVITIES
Purchases of property and equipment	(35,478)	(1,417)
Net cash used in investing activities	(35,478)	(1,417)
FINANCING ACTIVITIES
Proceeds from issuance of common stock	5,000	-
Payments to related party	(24,000)	-
Payments on notes payable	(39,787)	(26,581)
Net cash used in financing activities	(58,787)	(26,581)

Net increase in cash and cash equivalents	64,884	435,273

Cash and cash equivalents at beginning of period	473,758	38,485

Cash and cash equivalents at end of period	$538,642	$473,758

SUPPLEMENTAL CASH FLOW INFORMATION
Cash payments during the year for :
Interest	$14,686	$23,962
Income taxes	$2,237	$6,037

SUPPLEMENTAL DISCLOSURE OF NON-CASH TRANSACTIONS:
Purchase of Treasury Stock for Loan Payable	$45,000	$-

See accompanying notes to audited financial statements.

ANYTHINGIT, INC.
NOTES TO FINANCIAL STATEMENTS

NOTE 1. – DESCRIPTION OF OUR BUSINESS

Access Direct, Inc., our predecessor company, was formed in September 1992 under the laws of the State of New Jersey.  We were formed in October 2000 under the laws of the State of Delaware for the purposes of redomiciling Access Direct to Delaware.  In October 2000 AnythingIT, Inc. (“the Company”) entered into a merger with Access Direct and its stockholders pursuant to which the two entities were merged with our company being the survivor.  We were initially founded as a parts dealer and reseller of used equipment to international markets such as Latin America and Europe. In 2000, as a result of the Y2K initiative, we commenced pursuing the market for IT asset disposition services within the public sector marketplace. To that end, in 2002 we were granted our initial GSA Schedule.  The terms of these schedules are five year and our current schedules are subject to renewal in 2012.  In 2006, AnythingIT, leveraging upon our experience with the federal government commenced providing services to private clients, such as General Dynamics-Itronix and CDWG, both of which we continue to conduct business with. As a result of the development of our business, the Company now employs experts in the area of technology, asset management, and logistics support. Our focus is on executing and managing secure, compliant end-of-life IT asset management and disposition services.  As part of our services, our reporting systems integrate seamlessly with our clients existing asset management systems providing clear audit trail of the asset enabling our clients the ability to assess shipping or disposal status, take inventory and generate settlement reports for every returned asset.

The Company maintains its principal office in, Fair Lawn, New Jersey.

NOTE 2. – BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the Securities and Exchange Commission which contemplate continuation of the Company as a going concern. However, the Company has sustained losses from operations since our inception, and net income through June 30, 2010. At June 30, 2010 the Company had an accumulated deficit of approximately $6,627,000 and cash on hand of approximately $539,000.

As discussed in Note 12, on October 20, 2010 the Company completed a Private Placement of our common stock and warrants with aggregate gross proceeds of $525,000 and net proceeds of approximately $464,900 after related costs.

In 2010, cash on hand and cash received in our Private Placement will primarily be used to fund our ongoing operations including expanding our sales and marketing capabilities as well as for general working capital purposes.

All share and per share information contained in this report gives retroactive effect to a 50 for 1 (50:1) stock split of our outstanding common stock effective June 23, 2010.

ANYTHINGIT, INC.
NOTES TO FINANCIAL STATEMENTS

Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles accepted in the United States of America requires Management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Significant estimates for the periods reported include the allowance for doubtful accounts which is based on an evaluation of our outstanding accounts receivable including the age of amounts due, the financial condition of our specific customers, knowledge of our industry segment and historical bad debt experience. This evaluation methodology has proved to provide a reasonable estimate of bad debt expense in the past and the Company intends to continue to employ this approach in our analysis of collectability.

Assumptions and estimates employed in these areas are material to our reported financial conditions and results of operations. Actual results could differ from these estimates.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. The credit risk associated with cash equivalents is considered low due to the credit quality of the issuers of the financial instruments.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash deposits. Accounts at each institution are insured by the Federal Deposit Insurance Corporation (FDIC) up to $250,000. At June 30, 2010, the Company had $79,334 in excess of FDIC insured limit. While the Company periodically evaluates the credit quality of the financial institutions in which it holds deposits, it cannot reasonably alleviate the risk associated with the sudden possible failures of such institutions.

Significant Customers

During the year ended June 30, 2010 sales to one customer represented $1,217,000 (29%) of the Company’s revenue. During the year ended June 30, 2009 sales to two customers represented $1,170,000 (46%) of the Company’s revenue.

ANYTHINGIT, INC.
NOTES TO FINANCIAL STATEMENTS

Allowance for Doubtful Accounts

The Company maintains an allowance for doubtful accounts based on the expected collectability of our accounts receivable. The Company performs credit evaluations of significant customers and establishes an allowance for doubtful accounts based on the aging of receivables, payment performance factors, historical trends and other information. In general, the Company reserves 100% of those outstanding more than 90 days. The Company evaluates and revises the reserve on a monthly basis based on a review of specific accounts outstanding and our history of uncollectible accounts.  As of June 30, 2010 and 2009, the Company recorded $56,377 and $33,516 of allowance for doubtful accounts.

Inventory

Inventory, consisting of used computer equipment, is stated at the lower of cost or market. The Company reviews our inventory for excess or obsolete inventory and write-down obsolete or otherwise unmarketable inventory to its estimated net realizable value. No allowance is necessary at June 30, 2010 and 2009.

Property and equipment

The Company record property, equipment and leasehold improvements at historical cost. Expenditures for maintenance and repairs are recorded to expense; additions and improvements are capitalized. The Company generally provide for depreciation using the straight-line method at rates that approximate the estimated useful lives of the assets. Leasehold improvements are amortized on a straight-line basis over remaining term of the lease of twelve years.

Asset Classification	Estimated Useful Life (years)
Computers and software	3
Equipment	5
Furniture and fixtures	5 to 7

	June 30, 2010	June 30, 2009
Software	$119,959	$118,059
Furniture & Fixtures	60,880	59,052
Equipment	67,715	35,965
Leasehold improvements	15,295	15,295
Less: Accumulated depreciation	(216,050)	(195,562)
Property and Equipment, net	$47,799	$32,809

Depreciation for the twelve month periods ended June 30, 2010 and 2009 was $20,488 and $37,676, respectively.

ANYTHINGIT, INC.
NOTES TO FINANCIAL STATEMENTS

Revenue Recognition

For product sales, the Company recognizes revenue at the time products are shipped and title is transferred, which is in accordance with the stated shipping terms.  Revenue is recognized in accordance with these shipping terms so long as a purchase order, electronic, written or phone commitment has been received or a contract has been executed, there are no uncertainties regarding customer acceptance, the sales price is fixed and determinable and collectability is deemed probable.  If uncertainties exist regarding customer acceptance or collectability, revenue is recognized when those uncertainties have been resolved.  The Company provides a limited as-is warranty on some of its products.  The Company analyzes its estimated warranty costs and provides an allowance as necessary, based on experience.  At June 30, 2010 and 2009, a warranty reserve was not considered necessary.

Asset management fees are recognized once the services have been performed and the results reported to the client.  In those circumstances where the Company disposes of the client’s product, or purchases the product from the client for resale, revenue is recognized as a “product sale” described above.

Shipping and Handling Costs

Outbound shipping and handling costs are included in prices charged to customers and reflected as part of income in “Net Sales.” Outbound shipping related costs are included in “Cost of Sales.”

Earnings Per Share

The Company adopted FASB ASC 260, Earnings Per Share. Basic earnings (loss) per share is based on the weighted effect of all common shares issued and outstanding and is calculated by dividing net income (loss) available to common stockholders by the weighted average shares outstanding during the period. Diluted earnings per share is calculated by dividing net income available to common stockholders by the weighted average number of common shares used in the basic earnings per share calculation plus the number of common shares, if any, that would be issued assuming conversion of all potentially dilutive securities outstanding. For the period ending June 30, 2010, diluted earnings per share is not presented, as there were no potentially issuable securities outstanding for the period.

Share-Based Payments

There were no outstanding stock option awards for the period ended June 30, 2010 and June 30, 2009.

The Company intends to recognize share-based compensation expense in connection with our share-based awards, net of an estimated forfeiture rate and therefore only recognize compensation cost for those awards expected to vest over the service period of the award. The Company will utilize a Black-Scholes option pricing model to estimate the fair value of our stock options. Calculating share-based compensation expense requires the input of highly subjective judgment and assumptions, including estimates of expected life of the award, stock price volatility, forfeiture rates and risk-free interest rates. The assumptions used in calculating the fair value of share-based awards represent our best estimates, but these estimates involve inherent uncertainties and the application of management judgment. As a result, if factors change and the Company use different assumptions, our share-based compensation expense could be materially different in the future.

ANYTHINGIT, INC.
NOTES TO FINANCIAL STATEMENTS

Financial Instruments

The Company adopted ASC topic 820, “Fair Value Measurements and Disclosures” (ASC 820), formerly SFAS No. 157 “Fair Value Measurements,” effective January 1, 2009.  ASC 820 defines “fair value” as the price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date.  There was no impact relating to the adoption of ASC 820 to the Company’s financial statements.

ASC 820 also describes three levels of inputs that may be used to measure fair value:

●	Level 1: Observable inputs that reflect unadjusted quoted prices for identical assets or liabilities traded in active markets.

●	Level 2: Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly.

●	Level 3: Inputs that are generally unobservable. These inputs may be used with internally developed methodologies that result in management’s best estimate of fair value.

Financial instruments consist principally of cash, accounts receivable, accounts payable, notes payable –related party, and accrued liabilities. The carrying amounts of such financial instruments in the accompanying balance sheets approximate their fair values due to their relatively short-term nature.  It is management’s opinion that the Company is not exposed to any significant currency or credit risks arising from these financial instruments.

Advertising

Advertising costs are charged to operations when incurred.  During 2010 and 2009, the Company incurred $13,070 and $5,000, respectively in advertising expense.

Income Taxes

Under the asset and liability method prescribed under ASC 740, Income Taxes, The Company uses the liability method of accounting for income taxes.The liability method measures deferred income taxes by applying enacted statutory rates in effect at the balance sheet date to the differences between the tax basis of assets and liabilities and their reported amounts on the financial statements. The resulting deferred tax assets or liabilities are adjusted to reflect changes in tax laws as they occur. A valuation allowance is provided when it is more likely than not that a deferred tax asset will not be realized.

The Company recognizes the financial statement benefit of an uncertain tax position only after considering the probability that a tax authority would sustain the position in an examination. For tax positions meeting a "more-likely-than-not" threshold, the amount recognized in the financial statements is the benefit expected to be realized upon settlement with the tax authority. For tax positions not meeting the threshold, no financial statement benefit is recognized. As of June 30, 2010, the Company has had no uncertain tax positions. The Company recognizes interest and penalties, if any, related to uncertain tax positions as general and administrative expenses. The Company currently has no federal or state tax examinations nor has it had any federal or state examinations since its inception. All of the Company's tax years are subject to federal and state tax examination.

ANYTHINGIT, INC.
NOTES TO FINANCIAL STATEMENTS

At June 30, 2010, the Company has net operating loss carryforwards for tax purposes of $364,000, which expire at various dates through 2030. The Company has recorded a valuation allowance that fully offsets deferred tax assets arising from net operating loss carryforwards because the likelihood of the realization of the benefit cannot be established.The Internal Revenue Code contains provisions that may limit the net operating loss carryforwards available if significant changes in stockholder ownership of the Company occur.

New Accounting Standards

There were various accounting standards and interpretations issued recently, none of which had or are expected to have a material impact on our consolidated financial position, results of operations or cash flows.

In May 2009, the FASB issued ASC 855-10, Subsequent Events (formerly FASB Statement No. 165, Subsequent Events). ASC 855-10 establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before the financial statements are issued or are available to be issued. In particular, ASC 855-10 sets forth:

The period after the balance sheet date during which management should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements;

The circumstances under which the Company should recognize events or transactions occurring after the balance sheet date in our financial statements; and

The disclosures that the Company should make about events or transactions that occur after the balance sheet date, but before the financial statements are issued or are available to be issued.

ASC 855-10 requires disclosure of the date through which an entity has evaluated subsequent events, as well as whether that date is the date the financial statements were issued or the date the financial statements were available to be issued. The Company has adopted the provisions of ASC 855-10 which did not have a material impact on our consolidated financial position, results of operations or cash flows.

In July 2009, the FASB established the FASB Accounting Standards Codification (the “Codification” or “ASC”). The Codification is the single source of authoritative U.S. GAAP recognized by the FASB to be applied by nongovernmental entities. Rules and interpretive releases of the SEC under authority of federal securities laws are also sources of authoritative GAAP for SEC registrants. The Codification has changed the manner in which U.S. GAAP guidance is referenced only and as such adoption did not have an impact on our consolidated financial position, results of operations or cash flows, but has changed the manner in which the Company reference U.S. GAAP.

In January 2010, the FASB issued ASU No. 2010-6, Fair Value Measurements and Disclosures (Topic 820): Improving Disclosures about Fair Value Measurements. This update requires new disclosures for fair value measurements and provides clarification for existing disclosures requirements. Certain of the disclosure requirements will be effective for us on April 1, 2011. As ASU No. 2010-6 only requires enhanced disclosures, the adoption of ASU No. 2010-6 did not have a material effect on our consolidated financial position, results of operations or cash flows and did not materially expand our financial statement footnote disclosures.

ANYTHINGIT, INC.
NOTES TO FINANCIAL STATEMENTS

In April 2010, the FASB issued ASU No. 2010-13, Compensation-Stock Compensation (Topic 718): Effect of Denominating the Exercise Price of a Share-Based Payment Award in the Currency of the Market in Which the Underlying Equity Security Trades. ASU No. 2010-13 clarifies that an employee share-based payment award with an exercise price denominated in the currency of a market in which a substantial portion of the entity’s equity securities trades should not be considered to contain a condition that is not a market, performance, or service condition. Therefore, an entity would not classify such an award as a liability if it otherwise qualifies as equity. The provisions of ASU No. 2010-13 will be effective for us on April 1, 2011. Early adoption is permitted. Adoption of the provisions of ASU No. 2010-13 is not expected to have a material effect on our consolidated financial position, results of operations or cash flows.

NOTE 3. -  ACCOUNTS RECEIVABLE

Accounts receivable consisted of the following at June 30, 2010 and 2009:

	June 30, 2010	June 30, 2009
Accounts Receivable	$289,870	$168,183
Less: Allowance for doubtful accounts	(56,377)	(33,516)
Accounts receivable net	$233,493	$134,667

The Company’s allowance for doubtful accounts for the years ended June 30, 2010 and 2009 was $56,377 and $33,516, respectively.

NOTE 4. -   INVENTORIES

Inventories consisted of the following at June 30, 2010 and 2009:

	June 30, 2010	June 30, 2009

Finished goods	$134,859	$190,935
	$134,859	$190,935

NOTE 5. – RELATED PARTY TRANSACTIONS

In February 2010 the Company entered into a Stock Purchase Agreement with Mr. Richard Hausig, a founder and member of our Board of Directors.  Under the terms of the agreement, the Company repurchased 15,000,000 shares of our common stock owned by him for $45,000, of which $10,000 was paid on the date of the agreement and the balance is being paid in 10 equal monthly installments of $3,500 through December 2010. The balance at June 30, 2010 is $21,000. The shares which were repurchased included his original holdings in our company together with 2,500,000 shares issued to him in August 2008 as compensation for services as a member of our Board of Directors.  In the event the Company should fail to timely pay any of the first six monthly installments, subject to a 10 day grace period, Mr. Hausig is entitled to retain the purchase price paid by us as liquidated damages and to either receive a pro-rata return of the percentage of shares equal to the payments not received divided by the purchase price or grant us additional time to make the payments.  The 15,000,000 shares have been cancelled and returned to the status of authorized but unissued shares of our common stock.

ANYTHINGIT, INC.
NOTES TO FINANCIAL STATEMENTS

Director Compensation

During the year ended June 30, 2009, the Company awarded Mr. Hausig 2,500,000 shares at $.0984 of our common stock in August 2008 as compensation when he joined our Board of Directors for a value of $246,000.  In August 2008 our Board of Directors awarded 1,250,000 shares at $.0984 of our common stock to each Messrs. Bernstein and Stelmak as compensation for their services for a value of $246,000.

Executive Compensation

During the year ended June 30, 2009, as compensation under an employment agreement our Board of Directors awarded 12,500,000 shares at $.0984 of our common stock to each Messrs. Bernstein and Stelmak as compensation for their services for a value of $2,460,000.

The Company has entered into new three year employment agreements with each of Messrs. Bernstein and Stelmak which are effective July 1, 2010 which will supersede their existing agreements.  Under the terms of these agreements, the Company will pay each of them an annual salary of $180,000 and they will be entitled to an annual bonus of 1% of our revenues up to a maximum of $40,000.  They are each entitled to a $925 per month automobile allowance and participation in all benefit programs the Company offer our employees.  The agreements, which contain an automatic yearly renewal provision, contain customary confidentially and non-compete provisions.  Each employee's employment may be terminated upon his death or disability, and with or without cause. In the event the Company should terminate his employment upon his death or disability, he is entitled to his base salary for a period of one year from the date of termination.  In the event the Company should terminate the agreement for cause (as defined in the agreement) or if he should resign, he is entitled to payment of his base salary through the date of termination. At our option the Company may terminate his employment without cause in which event he is entitled to payment of his base salary and bonus through the date of termination together with one years’ salary payable over six months from the date of termination.

Amounts outstanding under a loan and credit line from a bank (Note 7) are personally guaranteed by officers of the Company.

NOTE 6. – ACCRUED EXPENSES

Accrued liabilities represent expenses that apply to the reported period and have not been billed by the provider or paid by the Company.

At June 30, 2010 and 2009, accrued liabilities consisted of the following:

	June 30, 2010	June 30, 2009
Wages and vacation	$38,204	$33,543
Professional fees	57,500	-
Other	1,901	1,171
	$97,605	$34,714

ANYTHINGIT, INC.
NOTES TO FINANCIAL STATEMENTS

NOTE 7. – LONG TERM DEBT

Note Payable – Shareholder

On December 31, 2002, the Company entered into a note payable with a shareholder of the Company, for the sum of $70,000 (seventy thousand) dollars. The term of the loan shall expire on February 28, 2003. The Company shall pay interest at the rate of 10% (ten percent) with the principal and interest due on February 28, 2003. The officers of the Company Mr. Bernstein and Mr. Stelmak personally guaranteed the loan.

At June 30, 2009 the balance outstanding including accrued interest was $12,921. The balance was repaid during the year ended June 30, 2010.

Line of Credit Payable – TD Banknorth

On July 2, 2001 the Company entered into a loan agreement for the principal amount of $100,000 (one hundred thousand) dollars, maturing in October 2018 payable with varying monthly installments including interest at approximately 5.25% per annum, secured by all assets of the Company

Line of Credit Payable – American Express

The Company obtained a Business Capital line from American Express in the amount of $63,200. The line is payable in varying monthly installments including interest at approximately 9.49% per annum. The line is secured by all assets of the Company.

Line of Credit Payable – Sovereign Bank

On May 30, 2007 the Company obtained a revolving line of credit evidenced by a Promissory Note in the amount of $250,000 (two hundred fifty thousand) dollars. The note had an original maturity due date of January 22, 2008, which was subsequently extended to April 30, 2008. On February 21, 2008 the Company executed a note modification agreement. The modified terms decreased the note and credit facility to $50,000.00 (fifty thousand) dollars. The loan bears interest at one percent (1.00) above lenders prime rate.

ANYTHINGIT, INC.
NOTES TO FINANCIAL STATEMENTS

	June 30, 2010	June 30, 2009
Note Payable - other
Demand loan from Shareholder, 10% interest	$-	$12,921

Loan payable to TD Banknorth bank maturing in October 2018 payable with varying monthly installments including interest at approximately 5.25% per annum, secured by all assets of the Company	40,948	45,273

Line payable to American Express bank payable with varying monthly installments including interest at approximately 9.49% per annum, secured by all assets of the Company	47,444	54,478

The Company had a line of credit with Sovereign Bank with varying interest rates which approximate 4.25% in 2009 and 2010.	-	15,507

	88,392	128,179
Less : Current portion	51,991	87,231
	$36,401	$40,948

Future minimum payments on non-current long term debt are as follows:

2011	$4,791
2012	4,145
2013	5,049
2014	5,320
2015	5,607
thereafter	11,489
$36,401

ANYTHINGIT, INC.
NOTES TO FINANCIAL STATEMENTS

NOTE 8. - INCOME TAXES

The Company’s income tax expense at June 30, 2010 and 2009, respectively, was $0 as follows:

	June 30, 2010	June 30, 2009
Income tax benefit consists of:
Current	$-	$-
Deferred	-	-
Provision(benefit) for income taxes	$-	$-

Reconciliation of the Federal statuary income tax rate to the Company's effective tax rate is as follows:

	June 30, 2010	June 30, 2009
Taxes computed at federal rate(35%)	$166,000	$(1,133,000)
State taxes, net of federal income tax benefit	19,000	-133000
Noncash compensation	7,000	1122000
Increase(decrease) in deferred tax asset valuation allowance	(192,000)	144000
Provision (benefit ) for income taxes	$-	$-

	June 30, 2010	June 30, 2009
Deferred tax assets:
Net operating loss carryforward	138,000	338,000
Bad debts	21,000	13,000
Less: Valuation allowance:	(159,000)	(351,000)
Net deferred taxes	$-	$-

The Company has decreased its deferred tax asset and valuation allowance accounts by approximately $192,000 at June 30, 2010 to reflect the utilization of prior years’ net operating loss carryforwards. This change has no effect on the Company’s net tax provision. As of June 30, 2010 and 2009, the Company has an unused net operating loss carry forward of approximately $364,000 and $892,000 available to offset future taxable income. Management has determined that a full valuation allowance is appropriate since it is more “likely than not” that the deferred tax assets will be realized. Pursuant to IRS Section 382 the Company’s net operating losses may be limited in the event of certain changes in ownership.

NOTE 9. – STOCKHOLDERS’ EQUITY

Our authorized capital stock consists of 200,000,000 shares of common stock, $0.01 par value per share, and 5,000,000 shares of preferred stock, par value $0.01 per share.  As of June 30, 2010, there are 99,083,636 shares of common stock and no shares of preferred stock issued and outstanding.

Common stock

Holders of common stock are entitled to one vote for each share on all matters submitted to a stockholder vote.  Holders of common stock do not have cumulative voting rights.  Holders of common stock are entitled to share in all dividends that the Board of Directors, in its discretion, declares from legally available funds.  In the event of our liquidation, dissolution or winding up, subject to the preferences of any shares of our preferred stock which may then be outstanding, each outstanding share entitles its holder to participate in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock.

ANYTHINGIT, INC.
NOTES TO FINANCIAL STATEMENTS

Holders of common stock have no conversion, preemptive or other subscription rights, and there are no redemption provisions for the common stock.  The rights of the holders of common stock are subject to any rights that may be fixed for holders of preferred stock, when and if any preferred stock is authorized and issued.  All outstanding shares of common stock are duly authorized, validly issued, fully paid and non-assessable.

During the year ended June 30, 2009, the Company awarded Mr. Hausig 2,500,000 shares at $.0984 of our common stock in August 2008 as compensation when he joined our Board of Directors for a value of $246,000.  In August 2008 our Board of Directors awarded 1,250,000 shares at $.0984 of our common stock to each Messrs. Bernstein and Stelmak as compensation for their services for a value of $246,000 (Note 5).

During the year ended June 30, 2009, in August 2008 as compensation under an employment agreement our Board of Directors awarded 12,500,000 shares at $.0984 of our common stock to each Messrs. Bernstein and Stelmak as compensation for their services for a value of $2,460,000 (Note 5).

During the year ended June 30, 2010, on May 4, 2010 as compensation under a Financial Advisory Agreement our Board of Directors awarded 5,000,000 shares at $.003 the fair value on the date of grant of our common stock for services for a value of $15,000.

During the year ended June 30, 2010, on June 8, 2010 the Company sold in a private placement 5,000,000 shares at $.001 of our common stock for $5,000.

During the year ended June 30, 2010, on June 8, 2010 our Board of Directors awarded 500,000 shares at $.003 of our common stock for legal services rendered for a value of $1,500.

Preferred stock

Our Board of Directors, without further stockholder approval, may issue preferred stock in one or more series from time to time and fix or alter the designations, relative rights, priorities, preferences, qualifications, limitations and restrictions of the shares of each series.  The rights, preferences, limitations and restrictions of different series of preferred stock may differ with respect to dividend rates, amounts payable on liquidation, voting rights, conversion rights, redemption provisions, sinking fund provisions and other matters.  Our Board of Directors may authorize the issuance of preferred stock, which ranks senior to our common stock for the payment of dividends and the distribution of assets on liquidation.  In addition, our Board of Directors can fix limitations and restrictions, if any, upon the payment of dividends on our common stock to be effective while any shares of preferred stock are outstanding.

The rights granted to the holders of any series of preferred stock could adversely affect the voting power of the holders of common stock and issuance of preferred stock may delay, defer or prevent a change in our control.

ANYTHINGIT, INC.
NOTES TO FINANCIAL STATEMENTS

Treasury Stock

During the year ended June 30, 2010, In February 2010 the Company entered into a Stock Purchase Agreement with Mr. Richard Hausig, a founder and member of our Board of Directors.  Under the terms of the agreement, the Company repurchased 15,000,000 shares of our common stock owned by him for $45,000, of which $10,000 was paid on the date of the agreement and the balance is being paid in 10 equal monthly installments of $3,500 through December 2010.  The shares which the Company repurchased included his original holdings in our company together with 2,500,000 shares issued to him in August 2008 as compensation for services as a member of our Board of Directors.  In the event the Company should fail to timely pay any of the first six monthly installments, subject to a 10 day grace period, Mr. Hausig is entitled to retain the purchase price paid by us as liquidated damages and to either receive a pro-rata return of the percentage of shares equal to the payments not received divided by the purchase price or grant us additional time to make the payments.  The 15,000,000 shares have been cancelled and returned to the status of authorized but unissued shares of our common stock (Note 5).

Common Stock Purchase Warrants

The Company does not presently have any warrants, options or other rights to acquire shares of our common stock outstanding.

All share and per share information contained in this report gives retroactive effect to a 50 for 1 (50:1) stock split of our outstanding common stock effective June 23, 2010.

NOTE 10. STOCK OPTIONS AND WARRANTS

Stock Option Plans

2010 Equity Compensation Plan

On June 28, 2010, our Board of Directors authorized our 2010 Equity Compensation Plan covering 12,000,000 shares of common stock.  The plan was approved by our stockholders on June 28, 2010.  The purpose of the plan is to enable us to offer to our employees, officers, directors and consultants whose past, present and/or potential contributions to our company have been are or will be important to our success, an opportunity to acquire a proprietary interest in our company.  The 2001 Equity Compensation Plan is administered by our Board of Directors. Plan options may either be (i) incentive stock options (ISOs), (ii) non-qualified options (NSOs), (iii) awards of our common stock or (iv) rights to make direct purchases of our common stock which may be subject to certain restrictions.  Any option granted under the 2010 Equity Compensation Plan must provide for an exercise price of not less than 100% of the fair market value of the underlying shares on the date of grant, but the exercise price of any ISO granted to an eligible employee owning more than 10% of our outstanding common stock must not be less than 110% of fair market value on the date of the grant.  The plan further provides that with respect to ISOs the aggregate fair market value of the common stock underlying the options which are exercisable by any option holder during any calendar year cannot exceed $100,000.  The term of each plan option and the manner in which it may be exercised is determined by the Board of Directors or the compensation committee, provided that no option may be exercisable more than 10 years after the date of its grant and, in the case of an incentive option granted to an eligible employee owning more than 10% of the common stock, no more than five years after the date of the grant.  In the event of any stock split of our outstanding common stock, the Board of Directors in its discretion may elect to maintain the stated amount of shares reserved under the plan without giving effect to such stock split.  Subject to the limitation on the aggregate number of shares issuable under the plan, there is no maximum or minimum number of shares as to which a stock grant or plan option may be granted to any person.  Our Board of Directors has not yet made any grants under the 2010 Equity Compensation Plan.

ANYTHINGIT, INC.
NOTES TO FINANCIAL STATEMENTS

NOTE 11. – LEASE COMMITMENTS

Lease

Our principal executive offices are located in approximately 16,500 square feet of commercial and office space.  The Company leases these facilities from an unrelated third party for approximately $133,000 per year base rent plus common area expenses rent totaling approximately $29,000 per year under an agreement expiring in September 2013.  The Company believes that these facilities are suitable for our near and mid-term future.

During the year ended June 30, 2008, the Company moved out of office space located in Fort Lee, NJ for which they were still liable under a lease signed until July 31, 2010. The base monthly rent for this location was $5,541. During the year ended June 30, 2009, the Company agreed to a stipulation of settlement agreement with the landlord for $35,000 to a buy out of the lease as of April 9, 2009. Rent expense paid under this lease was approximately $30,000 in 2009.

Rent expense for the years ended June 30, 2010 and 2009 were approximately $122,900 and 170,500, respectively.

Future lease payments under the aforementioned lease are as follows:

2011	$133,095
2012	133,095
2013	77,639
$343,829

Software and equipment  lease

Future lease payments under the aforementioned software and equipment leases are as follows:

2011	$30,227
2012	$30,227
2013	15,113
$75,566

NOTE 12. – SUBSEQUENT EVENTS

2010 Unit Offering

On October 20, 2010, the Company completed a Unit Offering of our common stock and warrants raising gross proceeds of $525,000 and net proceeds of approximately $464,900 after offering related costs.

Each Unit consists of one share of common stock, par value $0.01 per share, one three year Series A Warrant and one three year Series B Warrant (collectively, the “Warrants”).  Each Series A Warrant entitles the holder to purchase one share of common stock at an exercise price of $0.15 per share and each Series B Warrant entitles the holder to purchase one share of common stock at an exercise price of $0.25 per share.  The Series B Warrant is not exercisable unless the holder has previously exercised the Series A Warrant.  Upon 30 days notice, the Company has the right to call any series of Warrants at $0.01 per Warrant at any time that the average 20 day last sale price exceeds 200% of the Warrant exercise price.  Other than the exercise price of each series of Warrant, and the restriction on the exercise of the Series B Warrants, all other terms and conditions of the Warrants are the same.

ANYTHINGIT, INC.
NOTES TO FINANCIAL STATEMENTS

Other than the exercise price and call provisions of each series of Warrant, all other terms and conditions of the warrants are the same.

The Units are being offered by us through the Placement Agent who is serving as our exclusive placement agent, on “best efforts, all or none” basis with respect to the Minimum Offering and on a “best efforts” basis with respect to the remaining Units.  The Placement Agent will receive a cash commission equal to 10% of the gross sales price of any Units sold in this offering.  In addition, the Company will issue to the Placement Agent the Placement Agent Warrants to purchase a 10% of the Units sold in this offering at a purchase price of $0.10 per Unit.  The Placement Agents Warrants will be exercisable on a cashless basis for five years from the final closing of this offering and the Placement Agent Warrants, the Series A and Series B Warrants will contain a full-ratchet provision.  The Company has also agreed to indemnify the Placement Agent against certain liabilities, including certain liabilities under the 1933 Act.  The Placement Agent may allow commissions, in its discretion, to selected licensed broker-dealers who are members in of FINRA and who are qualified and eligible to accept such commission within the state or other jurisdiction in which the Units are sold and/or such commission is paid.

Subsequent to year end the Company amended its existing lease to add 10,751 sq feet of additional space at its corporate office for approximately $73,000 per year base rent plus common area expenses under an agreement expiring in March 2018.

The Company has evaluated events and transactions that occurred subsequent to June 30, 2010 through October 26, 2010, the date the financial instruments were issued, for potential recognition or disclosure in the accompanying financial statements. Other than the disclosures shown, the Company did not identify any events or transactions that should be recognized or disclosed in the accompanying financial statements.

Until _________, 2011 (90 days after the date of this prospectus), all dealers effecting transactions in the registered securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligations to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions

No dealer, sales representative or any other person has been authorized to give any information or to make any representations other than those contained in this prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the company or any of the underwriters. This prospectus does not constitute an offer of any securities other than those to which it relates or an offer to sell, or a solicitation of any offer to buy, to any person in any jurisdiction where such an offer or solicitation would be unlawful. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create an implication that the information set forth herein is correct as of any time subsequent to the date hereof.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The estimated expenses payable by us in connection with the distribution of the securities being registered are as follows:

SEC Registration and Filing Fee	$608
Legal Fees and Expenses*	20,000
Accounting Fees and Expenses*	7,500
Financial Printing*	5,000
Transfer Agent Fees*	1,500
Blue Sky Fees and Expenses*	200
Miscellaneous*	193
TOTAL	$35,001
———————
*           Estimated

ITEM 14.   INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our Certificate of Incorporation and By-laws provide for the indemnification of our directors and officers to the fullest extent permitted by the Delaware General Corporation Law.  Section 145 of the Delaware General Corporation Law permits a corporation, under specified circumstances, to indemnify its directors, officers, employees or agents against expenses, including attorney's fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties by reason of the fact that they were or are directors, officers, employees or agents of the corporation, if such directors, officers, employees or agents acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors, officers, employees or agents in connection with the defense or settlement of any action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors, officers, employees or agents are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.  Our Certificate of Incorporation contains a provision which eliminates, to the fullest extent permitted by the Delaware General Corporation Law, director liability for monetary damages for breaches of the fiduciary duty of care or any other duty as a director.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the act and is therefore unenforceable.

ITEM 15.    RECENT SALES OF UNREGISTERED SECURITIES.

Following are all issuances of securities by the registrant during the past three years which were not registered under the Securities Act of 1933, as amended (the “Securities Act”). In each of these issuances the recipient represented that he was acquiring the shares for investment purposes only, and not with a view towards distribution or resale except in compliance with applicable securities laws and had access to information concerning our company. No general solicitation or advertising was used in connection with any transaction, and the certificate evidencing the securities that were issued contained a legend restricting their transferability absent registration under the Securities Act or the availability of an applicable exemption therefrom. Unless specifically set forth below, no underwriter participated in the transaction and no commissions were paid in connection with the transactions.

In August 2008 we issued a member of our Board of Directors 2,500,000 shares of our common stock valued at $246,000 as compensation for his services as a director.  The recipient was an accredited investor and the issuance was exempt from registration under the Securities Act in reliance on an exemption provided by Section 4(2) of that act.

In August 2008 we issued two of our executive officer who are also members of our Board of Directors and aggregate of 2,500,000 shares of our common stock valued at $492,000 as compensation for their services to us.  The recipients were accredited investors and the issuances were exempt from registration under the Securities Act in reliance on an exemption provided by Section 4(2) of that act.

In August 2008 we also issued two of our executive officer who are also members of our Board of Directors and aggregate of 25,000,000 shares of our common stock valued at $2,460,000 as compensation under employment agreements with our company.  The recipients were accredited investors and the issuances were exempt from registration under the Securities Act in reliance on an exemption provided by Section 4(2) of that act.

In May 2010 we entered into a financial advisory agreement with Forge Financial Group, Inc., a broker-dealer and member of FINRA, to provide financial advisory services to us.  As compensation for those services, we issued the designees of Forge Financial Group, Inc. 5,000,000 shares of our common stock valued at $15,000 as compensation under the agreement.  The recipients were accredited investors and the issuances were exempt from registration under the Securities Act in reliance on exemptions provided by Section 4(2) of that act.

In May 2010 we sold an aggregate of 5,000,000 shares of our common stock to four accredited and sophisticated investors in a private transaction exempt from registration under the Securities Act in reliance on an exemption provided by Section 4(2) of that act.  We received gross proceeds of $5,000.  We did not pay any commissions or finder’s fees in this transaction.  We used the proceeds for general working capital.

In May 2010 we issued a law firm 500,000 shares of our common stock valued at $1,500 as additional compensation for legal services rendered to us.  The recipient was an accredited and sophisticated investor and the issuance was exempt from registration under the Securities Act in reliance on an exemption provided by Section 4(2) of that act.

In October 2010, we sold 5,250,000 units of our securities to accredited investors in a private placement which resulted in gross proceeds to us of $525,000.  Each unit consisted of one share of our common stock, one Series A Warrant and one Series B Warrant at a purchase price of $0.10 per unit.  Forge Financial Group, Inc., then a broker-dealer and member of FINRA, acted as placement agent for us in this offering.  As compensation for its services, we paid Forge Financial Group, Inc. a cash commission of $52,500 and issued its designees five year warrants exercisable at $0.10 per Unit that are exercisable on a cashless basis to purchase 10% of the units sold in this offering. The issuances were exempt from registration under the Securities Act in reliance on exemptions provided by Rule 506 under Regulation D of that act. We also reimbursed the placement agent $15,000 for its expenses in connection with this offering.  We are using the net proceeds for general working capital.

In January 2011 and February 2011 we sold $550,000 principal amount 12% convertible promissory notes to accredited investors in a private placement and issued those investors Series C Warrants to purchase 2,200,000 shares of our common stock resulting in gross process to us of $550,000.  Forge Financial Group, Inc. also acted as placement agent for us in this offering.  As compensation for its services, we paid Forge Financial Group, Inc. a cash commission of $55,000 and issued its designees five-year warrants to purchase a number of shares of our common stock equal to 10% of the number of shares issuable upon conversion of the notes sold in this offering and 10% of the number of shares of our common stock issuable upon exercise of the Series C warrants sold in this offering, both of which are exercisable on a cashless basis. The issuances were exempt from registration under the Securities Act in reliance on exemptions provided by Rule 506 under Regulation D of that act. We are using the net proceeds for general working capital.

In March 2011, we sold 125,000 units of our securities to an accredited investor in a private placement which resulted in gross proceeds to us of $12,500.  Each unit consisted of one share of our common stock, one Series D Warrant and one Series E Warrant at a purchase price of $0.10 per unit.  Forge Financial Group, Inc. also acted as placement agent for us in this offering.  As compensation for its services, we paid Forge Financial Group, Inc. a cash commission of $1,250 and issued its designees five year warrants exercisable at $0.10 per Unit that are exercisable on a cashless basis to purchase 10% of the units sold in this offering. The issuances were exempt from registration under the Securities Act in reliance on exemptions provided by Rule 506 under Regulation D of that act. We are using the net proceeds for general working capital.

ITEM 16.    EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

No.	Description
2.1	Certificate of Ownership and Merger of Access Direct, Inc. and AnythingIT Inc. *
3.1	Certificate of Incorporation of AnythingIT Inc. *
3.2	Certificate of Correction of AnythingIT Inc. *
3.3	Certificate of Amendment to the Certificate of Incorporation of AnythingIT Inc. *
3.4	Bylaws of AnythingIT Inc. *
4.1	Form of Series A and Series B Warrant *
4.2	Form of Series C Warrant *
4.3	Form of Series D and Series E Warrant *
4.4	Form of 12% convertible promissory note *
4.5	Form of Placement Agent Warrant for 2010 unit offering *
4.6	Form of Placement Agent Warrant for 2011 note offering *
4.7	Form of Placement Agent Warrant for 2011 unit offering *
5.1	Opinion of Schneider Weinberger LLP *
10.1	Executive Employment Agreement with David Bernstein *
10.2	Executive Employment Agreement with Vlad Stelmak *
10.3	Form of Shareholders Agreement dated July 31, 2001
10.4	Stock Purchase Agreement dated February 1, 2010 between Richard Hausig and AnythingIT Inc. *
10.5	Financial Advisory Agreement dated May 4, 2010 with Forge Financial Group, Inc. *
10.6	Independent Consulting and Advisory Agreement dated June 21, 2010 with Forge Financial Group, Inc. *
10.7	Placement agent letter agreement dated May 11, 2010 with Forge Financial Group, Inc. *
10.8	Placement agent letter agreement dated December 28, 2010 with Forge Financial Group, Inc. *
10.9	Placement agent letter agreement dated January 24, 2011 with Forge Financial Group, Inc. *
10.10	2010 Equity Compensation Plan *
10.11	Lease for principal executive offices*
10.12	Lease for principal executive office expiring April 2012*
10.13	Form of Termination Agreement with Forge Financial Group, Inc. *
10.14	Form of Financial and Management Advisory Agreement with Mediterranean Securities Group, LLC *
14.1	Code of Business Conduct and Ethics *
23.1	Consent of Sherb & Co., LP **
23.2	Consent of Schneider Weinberger LLP (included in Exhibit 5.1)*
99.1	Power of Attorney (included on Signature Page of original registration statement as filed with the SEC)
________
*	previously filed
**	filed herewith

ITEM 17.     UNDERTAKINGS.

a.           The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii.
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

iii.
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

2.
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

ii.
If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fair Lawn, State of New Jersey on July 26 2011.

AnythingIT Inc.

By:	/s/ David Bernstein
David Bernstein
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ David Bernstein
David Bernstein	President, Chief Executive Officer, director, principal executive officer, principal financial and accounting officer	July 26 2011

/s/ *
Vlad Stelmak	Chief Operating Officer, Secretary, director	July 26 2011

/s/ *
Richard Hausig	Director	July 26 2011

*   by David Bernstein, Attorney-in-Fact